SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Registration Statement Under

THE SECURITIES ACT OF 1933

UNITED CANNABIS CORPORATION

 (Exact name of registrant as specified in charter)

Colorado	8742	46-5221947
(State or other jurisdiction	(Primary Standard Classi-	(IRS Employer
of incorporation)	fication Code Number)	I.D. Number)

1600 Broadway, Suite 1600
Denver, CO 80202

(303) 386-7104

(Address and telephone number of principal executive offices)

1600 Broadway, Suite 1600

Denver, CO 80202

(Address of principal place of business or intended principal place of business)

Earnest Blackmon

1600 Broadway, Suite 1600
Denver, CO 80202

(303) 386-7104

(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.

Hart & Hart, LLC

1624 Washington Street

Denver, Colorado  80203

303-839-0061

As soon as practicable after the effective date of this Registration Statement

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each		Proposed	Proposed
Class of		Maximum	Maximum
Securities	Securities	Offering	Aggregate	Amount of
to be	to be	Price Per	Offering	Registration
Registered	Registered	Share (1)	Price	Fee

Common stock (2)
Total	5,000,000	$2.00	$10,000,000	$1,160

(1)

Offering price computed in accordance with Rule 457(c).

(2)

Represents shares issuable to Tangiers Global, LLC under an Investment Agreement.

Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the warrants as a result of any adjustment in the number of securities issuable by reason of stock splits or similar capital reorganizations.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

UNITED CANNABIS CORPORATION

Common Stock

This prospectus may be used only in connection with sales of shares of our common stock by Tangiers Global, LLC.  Tangiers will sell shares of common stock purchased from us under an Investment Agreement.  In connection with the sale of these shares, Tangiers will be an “underwriter” as that term is defined in the Securities Act of 1933.

The number of shares to be sold by Tangiers in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement.  See the section of this prospectus captioned “Investment Agreement” for more information.

Our common stock is quoted on the over-the-counter market under the symbol "CNAB".  On February 17, 2017 the closing price for one share of our common stock was $2.00.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 3 of this prospectus.

The date of this prospectus is _________, 2017

PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

We own intellectual property relating to the legalized growth, production, manufacture, marketing, management, utilization and distribution of medical and recreational marijuana and marijuana infused products.   We have entered into what we believe are significant agreements with partners outside of Colorado where we have agreed to provide intellectual property and consulting services. We also have formalized strategic relationships with four other businesses in the marijuana industry.

Our primary goal is to advance the use of phytocannabinoids therapeutics in medicine through research, product development and education. We are dedicated to improving the lives of patients. We provide the intellectual property, patent-pending technology, trusted brands, clinical data, technical training, sales tools and methodologies necessary to assist our clients businesses for success.  Our ACT Now Program utilizes our patent-pending Prana Bio Nutrient Medicinals with a HIPPAA compliant electronic health record (“EHR”) software that enables physicians to create comprehensive sequencing charts specific to their patients’ medical aliments. The ACT Now EHR software allows for global monitoring, patient management, and effective cannabinoid therapy protocols.

Our Prana Bio Nutrient Medicinal products are designed to help supplement deficiencies related to the endocannabinoid system including pain, neuropathy, arthritis, MS, IBS, autism, seizures, eczema, sleep, anxiety, head trauma, opioid dependency and clinical endocannabinoid deficiencies. The endocannabinoid system is a signaling system within the human body that utilizes hundreds of receptors to help maintain homeostasis between the central nervous system and the immune system.

Our executive offices are located at 1600 Broadway, Suite 1600, Denver, CO  80202, and our telephone number is (303) 386-7104.

Securities Offered:

In order to provide a possible source of funding for our operations, we have entered into an Investment Agreement with Tangiers Global, LLC

Under the Investment Agreement, Tangiers has agreed to provide us with up to $10,000,000 of funding during the period ending on the date which is three years after the date of this prospectus. During this period, we may sell shares of our common stock to Tangiers, and Tangiers will be obligated to purchase the shares.  These shares may be offered for sale from time to time by means of this prospectus by or for the account of Tangiers.

The minimum amount we can raise at any one time is $5,000, and the maximum amount we can raise at any one time is $350,000.  We are under no obligation to sell any shares under the Investment Agreement.

As of January 31, 2017, we had 50,546,055 outstanding shares of common stock.  The number of outstanding shares does not give effect to shares which may be issued pursuant to the Investment Agreement or upon the exercise and/or conversion of options, warrants or convertible notes.  See “Comparative Share Data”.

We will not receive any proceeds from the sale of the shares by Tangiers.  However, we will receive proceeds from any sale of common stock to Tangiers under the Investment Agreement.  We expect to use substantially all the net proceeds for our operations.

Risk Factors:

The purchase of the securities offered by this prospectus involves a high degree of risk.  Risk factors include our history of loss and need for additional capital.  See the "Risk Factors" section of this prospectus for additional Risk Factors.

Trading Symbol:

CNAB

Forward-Looking Statements

This prospectus contains or incorporates by reference "forward-looking statements," as that term is used in federal securities laws, concerning our financial condition, results of operations and business.  These statements include, among others:

•

statements concerning the benefits that we expect will result from our business activities; and

•

statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements.  Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied.  We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus.  Further, the information contained in this prospectus, or incorporated herein by reference, is a statement of our present intention and is based on present facts and assumptions, and may change at any time.

RISK FACTORS

Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock.  We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock.  In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

We have a limited operating history, and may never be profitable.  Since we have only limited operations and have an unproven business plan, it is difficult for potential investors to evaluate our business.  There can be no assurance that we will be profitable or that the securities which may be sold in this offering will have any value.

We need additional capital.  We need additional capital to fund our operations.  We do not know what the terms of any future capital raising may be but any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the market price of our common stock.  Our failure to obtain the capital which we require may result in the slower implementation of our business plan.

Our proposed business is dependent on laws pertaining to the marijuana industry. Continued development of the marijuana industry is dependent upon continued legislative authorization of marijuana at the state level.  Any number of factors could slow or halt progress in this area.  Further, progress for the industry, while encouraging, is not assured.  While there may be ample public support for legislative action, numerous factors impact the legislative process.  Any one of these factors could slow or halt use of marijuana, which would negatively impact our proposed business.

As of January 31, 2017, 28 states and the District of Columbia allow its citizens to use medical marijuana. Voters in the states of Colorado, Washington, Alaska, Oregon and the District of Columbia have approved ballot measures to legalize cannabis for adult use.  The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana.   However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of federal laws.  Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly.  Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us and our shareholders.

Further, and while we do not intend to harvest, distribute or sell cannabis, if we lease buildings to growers of marijuana we could be deemed to be participating in marijuana cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings.

The marijuana industry faces strong opposition.  It is believed by many that large well-funded businesses may have a strong economic opposition to the marijuana industry.  We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue.  For example, medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies.  Further, the medical marijuana industry could face a material threat from the pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products.  The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement.  Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry could have a detrimental impact on our proposed business.

Marijuana remains illegal under Federal law.  Marijuana is a schedule-I controlled substance and is illegal under federal law.  Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law.  Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations.  Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations.  In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business.   We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Potential competitors could duplicate our business model.  There is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names.  As a result, potential competitors could duplicate our business model with little effort.

We are dependent on our management team and the loss of any of these individuals would harm our business.  Our future success depends largely upon the management experience, skill, and contacts of our officers and directors.  The loss of the services of either of these officers, whether as a result of death, disability or otherwise, may have a material adverse effect upon our business.

The applicability of "penny stock rules" to broker-dealer sales of our common stock may have a negative effect on the liquidity and market price of our common stock.  Trading in our shares is subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Exchange Act, which apply to companies that are not listed on an exchange and whose common stock trades at less than $5.00 per share or which have a tangible net worth of less than $5,000,000, or $2,000,000 if they have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules may affect the ability of broker-dealers to sell shares of common stock and may affect the ability of shareholders to sell their shares in the secondary market, as compliance with such rules may delay and/or preclude certain trading transactions. The rules could also have an adverse effect on the market price of our common stock.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for shareholders to dispose of their shares. You may also find it difficult to obtain accurate information about, and/or quotations as to the price of our common stock.

We may issue shares of preferred stock that would have a liquidation preference to our common stock.  Our articles of incorporation currently authorize the issuance of 10,000,000 shares of our preferred stock.  The board has the power to issue shares without shareholder approval, and such shares can be issued with such rights, preferences, and limitations as may be determined by our board of directors.  The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future.  We presently have no commitments or contracts to issue any shares of preferred stock.  Authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of our company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of our common stock.

The market price of our common stock may decline due to the Investment Agreement.  An unknown number of shares of common stock, which may be sold by means of this prospectus, are issuable under an Investment Agreement to Tangiers Global, LLC. As we sell shares of our common stock to Tangiers under the Investment Agreement, and Tangiers sells the common stock to third parties, the price of our common stock may decrease due to the additional shares in the market.  The more shares that are issued under the Investment Agreement, the more our then outstanding shares will be diluted and the more our stock price may decrease. Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the price of our common stock. Short selling is a practice of selling shares which are not owned by a seller with the expectation that the market price of the shares will decline in value after the sale. See “Investment Agreement” for more information concerning the Investment Agreement.

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock is quoted on the OTC Markets Group, Inc.’s OTCBB tier under the symbol “CNAB.” The following is a summary of the high and low sales prices of our common stock for the periods indicated, as reported by the OTC Markets Group, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	High	Low
Year ended December 31, 2015
First Quarter	$2.00	$0.56
Second Quarter	$1.09	$0.41
Third Quarter	$0.55	$0.27
Fourth Quarter	$0.43	$0.12

Year ended December 31, 2016
First Quarter	$0.79	$0.17
Second Quarter	$0.48	$0.18
Third Quarter	$0.20	$0.16
Fourth Quarter	$3.35	$0.43

On January 31, 2017, the closing price of our common stock was $1.47.

Stockholders

As of January 31, 2017, we had 45 shareholders of record and 50,546,055 outstanding shares of common stock.

Dividends

We have not declared or paid any cash dividends on our capital stock in our history as a public company. We currently intend to retain all future earnings to finance our business and do not anticipate paying cash or other dividends on our common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus.

Overview

We were originally formed as a California corporation under the name MySkin, Inc. on November 15, 2007. MySkin was engaged in the business of providing management services to a medical spa in Los Angeles, California which provided various advanced skin care services until March 31, 2014, when this business was sold to our previous President.

Following this sale, we changed our focus to providing products, services and intellectual property to the cannabis industry.

Results of Operations

Year Ended December 31, 2015

Revenues and Cost of Revenues

Revenue increased by approximately $376,000 during the year ended December 31, 2015. This increase in revenue was due to an increase in the recognition of deferred revenue for consulting services of approximately $30,000, the sale of oil extractions in the amount of approximately $190,000, and an increase in licensing fees of approximately $156,000. Gross profit, as a percentage of total revenue, was 73% for the year ended December 31, 2015 as compared to 96% for the year ended December 31, 2014.

Sales and Marketing Expenses

Sales and marketing expenses were 17,100 and $101,962 the years ended December 31, 2015 and 2014, respectively. The decrease in sales and marking expenses was due to our focus on serving existing customers during the year ended December 31, 2015 as compared to our sales and marketing efforts applicable to new products and services throughout the year ended December 31.

Research and Development Expenses

Research and development expenses (“R&D”) were $329 and $182,601 for the years ended December 31, 2015 and 2014, respectively. The decrease in R&D was due to our focus on sales of existing products and services throughout the year ended December 31, 2015 as compared to our R&D efforts applicable to new products and services during the twelve months ended December 31. 2014.

General and Administrative Expenses

General and administrative expenses (“G&A”) were $1,816,804 and $1,709,040 for the years ended December 31, 2015 and 2014, respectively. The increase in general and administrative expenses was due for the most part to an increase in personnel costs for the year ended December 31, 2015 as compared to the same period for 2014.

Other Non-Operating Expense, net

Our other nonoperating expense of was $1,461,566 and $595,390, net, for the years ended December 31, 2015 and 2014, respectively. The increase is due for the most part to the (i) $734,967 increase in the loss on the extinguishment of debt and repurchase of warrants incurred in connection with the issue and of 612,000 warrants to Typenex in connection with a warrant settlement agreement, (ii) $90,900 increase in the recognition of the net loss in our equity investment in the unconsolidated affiliate, CRD, and (ii) an increase in the loss on investment in non-marketable equity securities of $88,475.

Discontinued Operations

On March 31, 2014, we sold all right, title and interest in the tangible and intangible assets, trademarks, customer lists, intellectual property and rights, which we owned and were related to our advanced skin care business. The assets were sold to MySkin Services, Inc. (“MTA”), a business partly owned by Ms. Stoppenhagen in exchange for a $15,000 payable we owed to Ms. Stoppenhagen and/or MTA.  In addition, MTA assumed all costs associated with these assets starting on March 31, 2014.

The following details our income (loss) from discontinued operations:

	Years Ended December 31,
	2015	2014

Revenues	$—	$20,684
Operating expenses:
Selling, general and administrative	—	63,878
Depreciation	—	—
Loss on disposal of assets	—	15,704
Total operating expenses	—	79,576
Income (loss) from discontinued operations, before income taxes	—	(58,892)
Provision for income taxes	—	—

Income (loss) from discontinued operations, net of income taxes	$—	$(58,892)

The factors that will most significantly affect future operating results will be:

•

Regulatory changes to different territories in the United States;

•

Political party influence and what party(s) will gain control of the United States; and

•

 Rescheduling of Cannabis by the DEA or congress.

Period Ended September 30, 2016

Other than the foregoing we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

Material changes in line items in our Statement of Operations for the three months ended September 30, 2016 as compared to the same period last year, are discussed below:

Increase (I) or
Item	Decrease (D)	Reason

Revenues	I

An increase resulting from the recognition of $200,000 of deferred revenue associated with the FoxBarry transaction, described in Note 10 to the unaudited condensed consolidated financial statements, coupled with a decrease from the three months ended September 30, 2015 of approximately $68,000 in consulting revenues and licensing fees.

Gross profit, as a % of revenue	I	There was no cost of goods sold associated with the recognition of gross profit associated with the FoxBarry transaction.
General and Administrative expenses	D	Lower amounts spent on sales and marketing, research and development, and salaries and wages.

Material changes in line items in our Statement of Operations for the nine months ended September 30, 2016 as compared to the same period last year, are discussed below:

Increase (I) or
Item	Decrease (D)	Reason

Revenues	I

License fee income increased approximately $343,000 largely due to a major dispensary in California aggressively selling our licensed products, plus the recognition of $200,000 of deferred consulting fee revenue associated with the FoxBarry transaction, described in Note 10 to the unaudited condensed consolidated financial statements.  The increase in license fee income and deferred consulting fee revenue was mitigated by a one-time gain on the sale of certain non-cannabis related raw materials for $200,000 in the prior period, and a decrease from the Nine months ended September 30, 2015 of approximately $171,000 in consulting revenues.

Gross profit, as a % of revenue	D

Slight decrease due to greater licensing fees than consulting fees compared to the prior period. Our licensing fees have a higher cost to deliver than our consulting fees, which resulted in a lower profit margin due to our product mix for the period.

General and Administrative expenses	D	Lower amounts spent on sales and marketing, research and development, and salaries and wages.

The factors that will most significantly affect future operating results will be:

•

state by state regulatory changes in the United States;

•

the aftermath of the recent elections; and

•

rescheduling of marijuana by the federal government.

Capital Resources and Liquidity

Our consolidated financial statements have been prepared on a going concern basis which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. During the year ended December 31, 2015 we incurred losses of $2,883,362 and used cash in operating activities of $525,148, respectively, compared to $2,468,364 of losses and $1,189,057 of cash used in our operating activities for the year ended December 31, 2014. At December 31, 2015 and 2014, we had a working capital deficit of $2,410,679 and $1,304,209, respectively, and an accumulated deficit of $5,508,329 at December 31, 2015.  Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and, or, obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. There is no assurance that these events will be satisfactorily completed.

Net cash used in operating activities for the years ended December 31, 2015 and 2014, was $525,148 and $1,189,057 respectively. This $663,909 decrease was primarily due to positive impacts to our operating cash flows resulting from an increase in sales and the resultant impact on gross profits and decreases in marketing and R&D expenses during the twelve months ended December 31, 2015 as compared to the same period in 2014.

Net cash used in investing activities for the years ended December 31, 2015 and 2014 was $17,685 and $52,309, respectively. This decrease was due to $14,385 of payments applicable to our trademarks and provisional patents during the twelve months ended December 31, 2015 compared to our $50,000 cash equity investment in Lone Mountain during the year ended December 31, 2014.

Net cash provided by financing activities for the years ended December 31, 2015 and 2014 was $339,900 and $1,530,305 respectively. The decrease was primarily due to $900,000 from the sale of our common stock in 2014 compared to $0.0 during 2015, net of $339,900 of net proceeds from the issuance of convertible debt and warrants during the year ended December 31, 2015.

On December 18, 2014, we borrowed $600,000 from Slainte Ventures, LLC, an unrelated third party.  The loan was evidenced by an unsecured promissory note bearing interest at 12%.  In October 2015, we borrowed funds from a third party and did not apply the borrowed funds to the Slainte note resulting in a default under the terms of the note.  On March 16, 2016, we entered into an agreement with Slainte whereby Slainte waived default, and extended the maturity date of note until December 17, 2016. Slainte also agreed to accept a warrant in lieu of interest due on the loan.  See Note 11 to the financial statements included as part of this prospectus for information concerning the terms of the warrant.

On February 9, 2017, JSJ Investments, Inc. converted a note in the principal amount of $125,000, plus accrued interest, into 379,000 shares of our common stock.

Our material sources and (uses) of cash during the nine months ended September 30, 2016 and 2015 were:

	2016	2015

Cash used in operations	$(258,607)	$(304,297)
Loan Proceeds	368,978	—
Loan Payments	(213,978)	—
Acquisition of intangible assets	—	(14,385)

General

Other than the repayment of our notes and convertible notes, we presently have no material capital commitments for the twelve months ending January 31, 2018.

Other than as disclosed above, we do not know of any:

•

trends, demands, commitments, events or uncertainties that will result in, or that are reasonable likely to result in, our liquidity increasing or decreasing in any material way; or

•

any significant changes in our expected sources and uses of cash.

We do not have any commitments or arrangements from any person to provide us with any equity capital.

During the next twelve months, we anticipate that we will incur approximately $832,000 of general and administrative expenses in order to execute our current business plan. We also expect to incur significant sales, marketing, research and development expenses during the next twelve months. We must obtain additional financing to continue our operations. We may not be able to obtain additional funding on terms that are favorable to us or at all. We may not be able to obtain sufficient funding to continue our operations, or if we do receive funding, to generate adequate revenues in the future or to operate profitably. These conditions raise substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

None.

Significant Accounting Policies

See Note 2 to the financial statements included as part of this prospectus for a description of our significant accounting policies.

Recent Accounting Pronouncements

From time to time, the FASB or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASCs are communicated through issuance of an Accounting Standards Update (“ASU”). Unless otherwise discussed, we believe that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on our consolidated financial statements upon adoption.

To understand the impact of recently issued guidance, whether adopted or to be adopted, please review the information provided in Note 2 to the financial statements included as part of this prospectus.

BUSINESS

Background

United Cannabis Corporation (‘we” “our”, “us”, “UCANN”, or “the Company”) a Colorado corporation, was originally formed as a California corporation under the name MySkin, Inc. on November 15, 2007. MySkin was engaged in the business of providing management services to a medical spa in Los Angeles, California which provided various advanced skin care services until March 31, 2014, when this business was sold to the prior President of the Company.

In early 2014 we decided to exit the medical spa management business and change our focus to providing products, services and intellectual property to the cannabis industry.

On March 26, 2014, we entered into a License Agreement with Earnest Blackmon, Tony Verzura and Chad Ruby pursuant to which Messrs. Blackmon, Verzura and Ruby licensed certain intellectual property to us in exchange for 38,690,000 shares of our common stock.

In connection with this transaction:

•

Messrs. Blackmon, Verzura and Ruby licensed to us all of their knowledge and know-how relating to the design and buildout of cultivation facilities, growing/cultivation systems, seed-to-sale protocols and procedures, products, access to a genetic catalogue including over 150 different strains, an advanced (non-psychoactive) cannabinoid sequencing therapy program utilizing patent-pending Prana Bio Nutrient Medicinals called the A.C.T. Now Program (“ACT Now” or “ACT Now Program”), security, regulatory compliance, and other methods and processes which relate to the cannabis industry.

•	The territory for this license is the entire world and the license runs in perpetuity. There are no royalty payments under the License Agreement.
•	Mr. Blackmon was elected as our President, Mr. Ruby was elected as Chief Operating Officer and Mr. Verzura was elected as Vice President.
•	A total of 41,690,000 previously outstanding shares of common stock were cancelled resulting in a total of 43,620,000 shares of common stock outstanding on March 26, 2014.

Messrs. Blackmon, Verzura and Ruby were appointed to our board of directors effective April 7, 2014.

In May, 2014 we changed our corporate domicile from California to Colorado and changed our name to United Cannabis Corporation.

Business Overview

We own distinct intellectual property relating to the legalized growth, production, manufacture, marketing, management, utilization and distribution of medical and recreational marijuana and marijuana infused products.  In our first year of operating in the marijuana industry we have entered into three significant agreements with partners outside of Colorado where we have agreed to provide intellectual property and consulting services and in which we have received an equity interest.  These businesses are located in Nevada, Jamaica, and Canada and the three agreements are described below.  We also have formalized strategic relationships with four other businesses in the marijuana industry and a description of these relationships is set forth below.

Our primary goal is to advance the use of phytocannabinoid therapeutics in medicine through research, product development and education. We are dedicated to improving the lives of patients. We provide the intellectual property, patent-pending technology, trusted brands, clinical data, technical training, sales tools and methodologies necessary to assist our clients businesses for success.  Our ACT Now Program utilizes our patent-pending Prana Bio Nutrient Medicinals with a HIPPAA compliant electronic health record (“EHR”) software that enables physicians to create comprehensive sequencing charts specific to their patients’ medical aliments. The ACT Now EHR software allows for global monitoring, patient management, and effective cannabinoid therapy protocols.

Our Products

We are focused on creating unique therapeutics for a wide range of diseases that can be utilized by patients globally.

Our Prana Bio Nutrient Medicinal products are designed to help supplement deficiencies related in the endocannabinoid system including pain, neuropathy, arthritis, MS, IBS, autism, seizures, eczema, sleep, anxiety, head trauma, opioid dependency and clinical endocannabinoid deficiencies. The endocannabinoid system is a signaling system within the human body that utilizes hundreds of receptors to help maintain homeostasis between the central nervous system and the immune system.

Our Prana Aromatherapy Transdermal Roll-on line uses a proprietary blend of essential oils infused with cannabinoids designed to provide targeted and large surface relief with combinations of aromatherapy. The transdermal is a part of the complete patent-pending Prana Bio Nutrient Medicinals line, which is offered in 5 categories (P1, P2, P3, P4, P5), with three delivery methods (sublingual, capsules, topical). Dosages range from 1mg to 50mg, are available in both raw or activated formulations, and paired with specific cannabis derived terpene profiles.

Our products are subject to all existing marijuana laws in the United States.

Our short term plan involves licensing the technology associated with our products to companies which are licensed to grow and sell medical marijuana in states where medical marijuana is legal.  As of January 31, 2017 we had signed license agreements with two companies.

Our long term plan is to perform clinical trials on the most promising products in our product line that are currently being manufactured in California.  We intend to perform our phase I clinical trials at the West Indies University in Jamaica.   We will fund the initial clinical trials by licensing our Prana product line to manufacturers in all legal territories in the United States and with revenue received for providing technical, financial and licensing consulting services. After our phase 1 clinical trials are complete, we plan on partnering with companies that have expertise in global pharmaceutical distribution and research for phase II and III clinical trials in the United States.

We work closely with many individuals and businesses in the medical marijuana industry.  Following is a summary of some of the key relationships which have been formalized with an agreement, letter of intent or memorandum of understanding.

WeedMD (Canada)

On May 28, 2014, we signed a binding letter agreement with WeedMD RX Inc. (“WeedMD”), a private Canadian corporation, regarding the establishment of a strategic partnership with respect to growing, producing and selling medical marijuana in Canada.  WeedMD is a medical marijuana company which has secured pre-license approval from Health Canada to produce and distribute 2,500 kg of medical marijuana from its 25,000 square foot facility in Aylmer, Ontario.  In the letter agreement, we granted to WeedMD a royalty free license to use all of our intellectual property including our knowledge and know-how relating to the design and buildout of cultivation facilities, our catalogue of different strains of marijuana, our ACT Now Program, our growing expertise and other methods and processes which relate to the medical cannabis industry.  WeedMD plans to use our intellectual property and our consulting services in connection with their project in Aylmer and any other projects in Canada. WeedMD has received the security approval from Health Canada for the Aylmer project and it is moving toward obtaining a cultivation license.

In consideration for the license to use our intellectual property and our consulting services, WeedMD issued us 1,187,500 shares of its common stock which represents approximately 3.6% of their shares outstanding and WeedMD issued to us warrants to purchase 3 million shares of common stock at an exercise price of CAD $.50 per share, however, these warrants expired on December 9, 2014.

On July 7, 2014, we borrowed $175,000 from WeedMD.  The loan was due and payable on demand.  On March 31, 2016, an unrelated third party agreed to assume all of our obligations pursuant to the loan in consideration for the transfer by us of 1,100,000 shares of the common stock of WeedMD to the unrelated third party.  WeedMD consented to the assumption of the loan and released us from any further liability with respect to the loan.

Harborside Health Center

Founded in 2006 by Steve DeAngelo, Harborside Health Center one of the largest medical cannabis dispensaries in the United States. Harborside has over 200,000 registered patients and was first in the nation to support education for seniors, veterans and families with severely ill children; first in the country to offer CBD-rich medicine; and the first to treat children with Dravet syndrome. Harborside continues to set an example of diversity and compliance, and is one of the prime advocates of diversity, sustainability and economic justice in the industry.

Harborside has the license use our intellectual property and products in California.  In consideration for this license, Harborside pays us 25% of the wholesale price of all products sold using our Prana Bio Nutrient Medicinal line.

Blue River Extracts

Blue River Extracts, headquartered in Colorado, provides a full spectrum of aromatherapy and essential oil profiles which are derived naturally from specific plant based cultivars utilizing a proprietary chemical-free process.  Terpenes are produced by countless plant species, prevalent in fruits, vegetables, herbs, spices, and other botanicals. Terpenes are also common ingredients in the human diet and have generally been recognized as safe to consume by the US Food and Drug Administration

On January 1, 2016, we granted a license to Blue River for the right to use our pending global utility patent for the use of terpenes as a diluent in aromatherapy, vaporization, essential oils, edibles, aerosols, and for product branding purposes.  We are paid $5,000 each month for the license, plus $500 for each hour of consulting service we provide Blue River.  The license expires on December 31, 2020.

Cannibinoid Research & Development Company Limited (“CRD”)

In August 2014, we acquired 50% of the capital stock of CRD.  In August, 2014, we agreed to fund the operations of CRD on terms mutually agreed upon by us and CRD.  As of December 31, 2015, CRD did not have any operations or operating activities.  As of the date of this prospectus, CRD had five employees and had applied to the Jamaican government for a license to conduct research on the benefits of cannabis which will be grown by CRD in Jamaica.

Cherubim Interests, Inc.

In October, 2016, we signed an agreement with Cherubim Interests, Inc.  Pursuant to the agreement, Cherubim will design and sell mobile extraction laboratories for sale to the marijuana industry.  We have the exclusive right to solicit orders for the mobile laboratories throughout the world.  All orders we obtain will be subject to acceptance by Cherubim.  For any mobile laboratory sold, we will receive a commission equal to the sales price of the mobile laboratory less:

•

Shipping costs,

•

custom duties or similar charges, and

•

$47,000.

Cherubim’s fully-functioning mobile laboratory fits in a trailer and can be used to process cannabis.  As of the date of this prospectus, we had not sold any mobile laboratories.

ACT Now Program

One of our primary goals is to advance the use of cannabinoids in medicine through research, product development and education.  Our intellectual property includes our ACT Now Program which is a comprehensive full spectrum cannabinoid therapy guide that utilizes the entire cannabis plant by controlling specific cannabinoid ratios, accurate dosing and multiple non-invasive delivery methods.  Our ACT Now Program offers a wide range of affordable patient driven programs with limitless combinations of cannabinoid-based products and nutritional recommendations to assist patients suffering from chronic pain, opiate dependency, inflammation, glaucoma, PTSD, neuropathy, multiple sclerosis, fibromyalgia, Crohn’s, IBS, seizures, epilepsy, paralysis, autoimmune, autism, tumors, HIV/AIDS and many types of cancer.

We own certain proprietary formulations, processes and other intellectual property which can be used to produce our Prana Bio Nutrient Medicinals in connection with our ACT Now Program.  These products, which are made with unique combinations of pharmaceutically active cannabinoids, provide a comprehensive solution designed to enable physicians and patients to design, implement and monitor effective therapy protocols.

Competition

Currently, we are primarily engaged in the business of providing consulting and advisory services and licensing our intellectual property to businesses or persons who are already in the marijuana business or who desire to enter the business.  There are a large number of other public and private companies which compete with us in this area.  These competitors include MedBox, Inc., Advanced Cannabis Solutions, Inc., Growlife, Inc., Terra Tech Corp., American Cannabis Company, Americann, Inc. and Monarch America, Inc. (formerly Cannabis Kinetics, Inc.).  We believe that our principal competitive advantages are the reputations and experience of our principals in the industry.

The recent growth in the industry, particularly in Colorado, has attracted many businesses trying to enter the market.  Some of our competitors have greater capital resources and facilities which may enable them to compete more effectively in this market.  Due to this competition, there is no assurance that we will not encounter difficulties in generating revenues.  If we are unable to successfully compete with existing companies and new entrants to the market, this will have a negative impact on our business and financial condition.

Government Regulation

Marijuana is a Schedule-I controlled substance and is illegal under federal law.  Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law.

A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse.  The Department of Justice defines Schedule 1 controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.”  If the federal government decides to enforce the Controlled Substances Act in Colorado with respect to marijuana, persons that are charged with distributing, possessing with intent to distribute, or growing marijuana could be subject to fines and terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

As of January 31, 2017, 28 states and the District of Columbia allow their citizens to use Medical Marijuana.  Additionally, voters in the states of Colorado, Washington, Alaska, Oregon and the District of Columbia approved ballot measures to legalize cannabis for recreational use by adults.  The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana.   However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of such federal laws. Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly.  Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us and our shareholders.  While we do not intend to harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement by the federal or state governments or the enactment of new and more restrictive laws.

We are subject to federal, state, and local environmental laws and regulations, as well as the environmental laws and regulations of the foreign federal and local jurisdictions in which we have operations. We believe we are in material compliance with all such laws and regulations.

Compliance with federal, state, and local laws and regulations has not had, and is not expected to have, an adverse effect on our capital expenditures, competitive position, financial condition, or results of operations.

Intellectual Property

Our intellectual property includes our management’s knowledge and know-how relating to the legalized growth, production, manufacture, marketing, management, utilization and distribution of medical and recreational marijuana and marijuana infused products.  It also includes a genetic catalogue including over 150 different strains of marijuana, and an advanced cannabinoid therapy program called “A.C.T. Now.”

We have also filed for utility patents related to the unique combinations of pharmaceutically active cannabinoids used to alleviate disorders of the nervous system, immune system and cancer with the U.S. Patent and Trademark office.

Employees

As of January 31, 2017, we had four employees. There is no union representation of our employees, and we have never experienced an involuntary work stoppage. We believe that our continued success depends, in part, on our ability to attract and retain qualified personnel. We consider our relations with our employees to be good.

Effect of Environmental Laws

We are subject to federal, state, and local environmental laws and regulations, as well as the environmental laws and regulations of the foreign federal and local jurisdictions in which we have operations. We believe we are in material compliance with all such laws and regulations.

Compliance with federal, state, and local laws and regulations has not had, and is not expected to have, an adverse effect on our capital expenditures, competitive position, financial condition, or results of operations.

Website Access

Our website address is www.unitedcannabis.us. We make available, free of charge on our website, our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after filing such reports with, or furnishing them to, the Securities and Exchange Commission (“SEC”). Such reports are also available at www.sec.gov. Information contained on our website is not incorporated by reference in, or otherwise part of, this prospectus or any of our other filings with the SEC.

MANAGEMENT

Our executive officers and directors are listed below. Directors are generally elected at our annual shareholders’ meeting and hold office until the next annual shareholders’ meeting, or until their successors are elected and qualified.  Our executive officers are elected by our directors and serve at the board’s discretion.

Name	Age	Positions
Earnest Blackmon	44	CEO, President, principal financial and accounting officer and director
Chad Ruby	41	Chief Operating Officer, Secretary, Treasurer and director
Tony Verzura	38	Vice President, Chief Technical Officer and director

The following is a brief summary of the background of each officer and director including their principal occupation during the five preceding years. Neither of these persons is a financial expert as that term is defined by the SEC. All directors will serve until their successors are elected and qualified or until they are removed.

Earnest Blackmon has been a director since April 2014. He was elected President in March 2014 and was elected CEO and principal financial officer in June 2014.  Mr. Blackmon has been the President and owner of Blue River Inc., which is engaged in creating and retailing aroma therapy products since February 2015.  He has served as the master grower and Chief Technical Officer/Member of RiverRock LLC, which is engaged in growing and selling medical and recreational marijuana from November of 2009 to July 2015. He served as the Chief Operating Officer/Owner of Sweet Lawn and Landscaping in Tampa, Florida from January of 2004 to June of 2008 and from July 2008 until October 2009 he consulted with several collectives in California on their cultivation methods.  Mr. Blackmon attended John’s Hopkins University from 1991 to 1992.  We believe that his twenty years of experience in the commercial horticulture industry and more specifically in growing marijuana and his six years in the cannabis industry enable him to make valuable contributions to our board of directors.

Chad Ruby has been a director since April 2014. He was elected Chief Operating Officer in March 2014 and was elected Secretary and Treasurer in August 2014.  He has been a portfolio manager, real estate broker and appraiser for the last 15 years.  He started with Hudson Appraisals, Inc. in 2002 and became a partner and Chief Operating Officer in February of 2005, and he resigned as Chief Operating Officer in June of 2008.  Mr. Ruby was employed by NRT REO Experts, LLC, Orlando, Florida, as a portfolio manager from June of 2008 until April 2014.  During 2013 and 2014 he was a part-time consultant for RiverRock LLC, which is engaged in growing and selling medical and recreational marijuana.  Mr. Ruby graduated from the University of Central Florida in 2010 with a B.S. in Finance.  We believe that Mr. Ruby’s thirteen years of real estate and business experience combined with his college degree in finance and his consulting experience with RiverRock LLC qualify him to serve as a member of our board of directors.

Tony Verzura has been a director since April 2014. He was elected Vice President and Chief Technical Officer in March 2014.  Mr. Verzura has been the Vice President and owner of Blue River Inc., which is engaged in creating and retailing aroma therapy products since February 2015.  He has served as the patient care facilitator and Chief Operating Officer for RiverRock LLC, which is engaged in growing and selling medical and recreational marijuana in Denver, Colorado, from November of 2009 to July 2015. Mr. Verzura attended Florida International University from 1999 to 2003.  We believe that Mr. Verzura’s six years of experience as Chief Operating Officer of RiverRock LLC enables him to make valuable contributions to our board of directors.

None of the directors are independent directors as that term is defined in Section 803 of the NYSE MKT Company Guide.

Employment Agreements

We currently do not have any employment agreements with any of our directors or executive officers.

Audit Committee and Audit Committee Financial Expert

We do not currently have an audit committee or a committee performing similar functions.  Our board as a whole participates in the review of financial statements and disclosure.  We also do not have an audit committee financial expert.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our code of ethics may be obtained free of charge by contacting us.

Executive Compensation

The following Summary Compensation Table sets forth for fiscal 2016 and 2015, the compensation awarded to, paid to, or earned by our executive officers.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (4)	All other Compensation ($)	Total ($)

Ernie Blackmon	2016	—	—	—	—
CEO, President, principal financial	2015	173,854	139,207	—	313,140
officer and director (1)

Chad Ruby	2016	70,798	—	—	70,798
Chief Operating Officer, Secretary,	2015	173,933	139,207	—	313,140
Treasurer and director (2)

Tony Verzura	2016	52,000	—	—	52,000
Vice President, Chief Technical Officer and	2015	173,854	139,207	—	313,140
director (3)

———————

(1)

Mr. Blackmon’s salary for the year ended December 31, 2015, was $173,854 (of which $69,604 was paid with 350,000 stock options) and during fiscal 2015 he earned stock option awards with a grant date fair value of $139,207 as more fully described in footnote (4).

(2)

Mr. Ruby’s salary for the year ended December 31, 2015, was $173,933 (of which $55,683 was paid with 280,000 stock options) and during fiscal 2015 he earned stock option awards with a grant date fair value of $139,207 as more fully described in footnote (4).

(3)

Mr. Verzura’s salary for the year ended December 31, 2015, was $173,854 (of which $69,604 was paid with 350,000 stock options) and during fiscal 2015 he earned stock option awards with a grant date fair value of $139,207 as more fully described in footnote (4).

(4)

During fiscal 2015, Messrs. Blackmon, Verzura and Ruby each earned 700,000 stock options under our Equity Incentive Plan. The options were granted on January 15, 2016, were fully vested at the time of grant and gave the option holder the right to purchase shares of our common stock at $0.20 per share during the ten year term.  We recognized the grant date fair value of approximately $0.20 per share as share-based compensation expense in fiscal 2015.

On January 3, 2016, Messrs. Blackmon and Verzura each agreed to forego $70,000 of 2015 salary in lieu of 350,000 stock options each under the Plan and Mr. Ruby agreed to forego $56,000 of 2015 salary in lieu of 280,000 stock options under the Plan. The options were granted on January 15, 2016, were fully vested at the time of grant and gave the option holder the right to purchase shares of our common stock at $0.20 per share during the ten year term.  We recognized the grant date fair value of approximately $0.20 per share as share-based compensation expense in fiscal 2015.

During fiscal 2014, Messrs. Blackmon, Verzura and Ruby each earned 200,000 stock options under the Plan. The options were granted on January 9, 2015, were fully vested at the time of grant and gave the option holder the right to purchase shares of our common stock at $0.70 per share during the ten year term of the option.  We recognized the grant date fair value of approximately $0.70 per share as share-based compensation expense in fiscal 2014.

Stock Option and Bonus Plans

We have an Equity Incentive Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan.  A summary description of these Plans follows.  In some cases these Plans are collectively referred to as the “Plans”.

Equity Incentive Plan. Our Equity Incentive Plan (the “Plan”) provides officers, directors, selected employees and outside consultants an opportunity to acquire or increase a direct ownership interest in our operations and future success.

A maximum of 4,000,000 common shares are subject to the Plan. The Plan provides for the grant of stock options, stock awards, restricted stock units and stock appreciation rights. Stock options may be non-qualified stock options or incentive stock options except that stock options granted to outside directors, consultants or advisers providing services to us shall in all cases be non-qualified stock options.

Non-Qualified Stock Option Plan. The Non-Qualified Stock Option Plans authorize the issuance of shares of our common stock to persons that exercise options granted pursuant to the Plans. Our employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with sale a capital-raising transaction or promoting our common stock. The option exercise price is determined by our Board of Directors.

Stock Bonus Plan. Under the Stock Bonus Plans shares of our common stock may be issued to our employees, directors, officers, consultants and advisors, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with a capital-raising transaction or promoting our common stock.

Other Information Regarding the Plans.  Our Board of Directors administers the Plans and makes all decisions concerning which officers, directors, employees and other persons are granted awards, how many to grant to each recipient, when awards are granted, the terms and conditions applicable to awards, how the Plans should be interpreted, and whether to delegate administration of the Plans to a committee.  Our Directors may, at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted.  Our Directors serve for a one-year tenure and until their successors are elected.

Any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions.

Any shares or options will be forfeited if the “vesting” schedule established at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain our employee, or the period of time a non-employee must provide services to us.  At the time an employee ceases working for us (or at the time a non-employee ceases to perform services for us), any shares or options not fully vested will be forfeited and cancelled. At the discretion of our Board of Directors, payment for the shares of common stock underlying options may be paid through the delivery of shares of our common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Board of Directors.

Options are generally non-transferable except upon death of the option holder. Shares issued as a stock bonus will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed when the shares were issued.

Summary. The following shows certain information as of January 31, 2017 concerning the Plans.  Each option represents the right to purchase one share of our common stock.  The Equity Incentive Plan has been approved by our shareholders.  The other Plans have not been approved by our shareholders.

Name of Plan	Total Shares Reserved Under Plans	Shares Reserved for Outstanding Options	Shares Issued	Remaining Options/Shares Under Plans

Equity Incentive Plan	4,000,000	3,680,000	N/A	320,000
Non-Qualified Stock Option Plan	200,000	—	N/A	200,000
Stock Bonus Plan	500,000		368,000	132,000

The following shows the amounts we expect to pay to our officers during the twelve months ending December 31, 2017, and the amount of time these persons expect to devote to our business.

	Projected	% of time to be
Name	Compensation	devoted to our business

Ernie Blackmon	$250,000	50%
Chad Ruby	$250,000	50%
Tony Verzura	$125,000	25%

Outstanding Equity Awards

Outstanding equity awards as of December 31, 2016 are as follows:

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date

Ernie Blackmon	200,000	200,000	200,000	0.70	1/08/2024
Chad Ruby	200,000	200,000	200,000	0.70	1/08/2024
Tony Verzura	200,000	200,000	200,000	0.70	1/08/2024
Ernie Blackmon	700,000	700,000	700,000	0.20	1/15/2026
Chad Ruby	700,000	700,000	700,000	0.20	1/15/2026
Tony Verzura	700,000	700,000	700,000	0.20	1/15/2026
Ernie Blackmon	350,000	350,000	350,000	0.20	1/15/2026
Chad Ruby	280,000	280,000	280,000	0.20	1/15/2026
Tony Verzura	350,000	350,000	350,000	0.20	1/15/2026

Securities Authorized for Issuance under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of December 31, 2016:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders	3,680,000	$0.28	320,000

Employee Pension, Profit Sharing or other Retirement Plans

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Compensation of Directors

During the fiscal year ended December 31, 2016 we did not compensate our directors for acting as such.

Transactions with Related Parties

Messrs. Blackmon and Verzura have made loans to or equity investments in RiverRock LLC, a Colorado company which is licensed by the Colorado Department of Revenue to operate a dispensary, to manufacture marijuana infused products and to operate a cultivation facility.  We had sales of non-marijuana products to this entity in the amounts of $4,425 and $14,600 during 2015 and 2014, respectively.  During 2015, Messrs. Blackmon and Verzura divested those interests.  As Messrs. Blackmon and Verzura may have significant influence on management or operating polices of the customer, we have classified sales to this customer as revenues, affiliate, in our consolidated statements of operations and accounts receivable from this customer as due from related parties on our consolidated balance sheets.

In February 2015, Messrs. Blackmon, Verzura and Ruby formed Blue River Inc. (“Blue River”), a Colorado corporation in the cannabis industry that plans to manufacture and wholesale medicinal and recreational cannabis products including our Prana Bio Nutrient Medicinals products. On December 2, 2015, Mr. Ruby relinquished his ownership in Blue River, effective November 2, 2015. During the year ended December 31, 2015, we advanced Blue River $3,284 and included this amount in due from related parties. On January 1, 2016, our wholly owned subsidiary, UCANN California Corporation (“UCANN CA”), entered into a five year consulting and intellectual property licensing arrangement with Blue River whereby UCANN CA will provide consulting services to Blue River at hourly rates and a non-exclusive license to our intellectual property for $5,000 per month. The arrangement can be terminated by either party by written agreement.

On April 6, 2016, we borrowed $25,000 from Ernest Blackmon and $25,000 from Tony Verzura and used the proceeds to repay principal and interest applicable on our $102,000 convertible promissory note dated October 12, 2015, to JSJ Investments Inc.  The loans, together with interest at 12% per year, are payable on December 30, 2016. We may prepay the loans at any time. If the loans are repaid on or before September 30, 2016, the principal amount which is being repaid will increase by 10%. If the loans are repaid after September 30, 2016, the principal amount which is being repaid will increase by 15%.

PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our common stock as of January 31, 2017, by (i) each person whom we know beneficially owns more than 5% of the outstanding shares of our common stock; (ii) each of our executive officers; (iii) each of our directors; and (iv) all of our executive officers and directors as a group.  Unless otherwise indicated, to our knowledge each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Unless otherwise specified, the address of each of the persons set forth below is in care of UCANN at 1600 Broadway, Suite 1600, Denver, Colorado 80202.

	Number of Shares		Percentage
Name	Beneficially Owned		of Class
Ernie Blackmon	23,678,000	(1)	51.2%
Chad Ruby	2,490,000	(2)	5.4%
Tony Verzura	16,202,000	(3)	35.0%
All executive officers and directors as a group (three persons)	42,370,000	(1)(2)(3)	87.1%

———————

(1)

Includes 1,250,000 shares underlying currently exercisable stock options held by Mr. Blackmon.

(2)

Includes 1,180,000 shares underlying currently exercisable stock options held by Mr. Ruby.

(3)

Includes 1,250,000 shares underlying currently exercisable stock options held by Mr. Verzura.

INVESTMENT AGREEMENT

On December 28, 2016, we entered into an Investment Agreement with Tangiers in order to establish a possible source of funding for our operations.

Under the Investment Agreement Tangiers has agreed to provide us with up to $10,000,000 of funding during the period ending three years from the date of this prospectus.

From time to time during the period ending three years after the date of this prospectus, we may, in our sole discretion, deliver a Put Notice to Tangiers.  The Put Notice will specify the number of shares of common stock which we intend to sell to Tangiers on a closing date.

The closing of the purchase by Tangiers of the shares specified in the Put Notice will occur on the date which is no earlier than five and no later than seven Trading Days following the date Tangiers receives the Put Notice.  On the closing date we will sell to Tangiers the shares specified in the Put Notice, and Tangiers will pay us an amount equal to the Purchase Price multiplied by the number of shares specified in the Put Notice.

The maximum amount that we will be entitled to sell to Tangiers with respect to any applicable Put Notice will be equal to 100% of the average of the daily trading volume of our common stock for the ten consecutive Trading Days immediately prior to the delivery of the Put Notice, so long as the dollar value of the shares we sell is at least $5,000 and does not exceed $350,000 as calculated by multiplying the number of shares specified in the Put Notice by the VWAP.  We may not submit a Put Notice until after the closing of the sale of the shares specified in any previous Put Notice or earlier than the tenth Trading Day immediately following the delivery of any Put Notice.

For purposes of the foregoing:

Purchase Price means 85% of the average of the two lowest trading prices of the Company’s common stock during the five consecutive Trading Days including and immediately following the delivery of a Put Notice provided, however, an additional 10% will be added to the discount of each Put if (i) we are not DWAC eligible and (ii) an additional 15% will be added to the discount of each Put if we are under a Depository Trust Company “chill” status on the date Tangiers receives the Put Notice.

Trading Day means any day on which the Principal Market for our common stock is open for trading.

Principal Market means the NYSE MKT, the Nasdaq Capital Market, the OTC Bulletin Board or the OTC Markets Group, whichever is the principal market on which our common stock is traded.

VWAP means a price determined by the daily volume weighted average price of our common stock on the Principal Market as reported by (i) Bloomberg Financial L.P. or (ii) Stock Charts/Quote Media for the ten consecutive Trading Days immediately prior to the date of the delivery of a Put Notice.

Using the formula contained in the Investment Agreement, if we had delivered a Put Notice on January 31, 2017 specifying that we wanted to sell 200,000 shares of our common stock, we would have received $238,850 from the sale of these shares.

The number of shares to be sold by Tangiers in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement.

We are under no obligation to sell any shares under the equity line of credit and we may terminate the Investment Agreement upon 15 days’ notice to Tangiers.

We will not receive any proceeds from the sale of the shares by Tangiers.  Tangiers may resell the shares it acquires by means of this prospectus from time to time in the public market.  We are paying the costs of registering the shares offered by Tangiers.  Tangiers will pay all other costs of the sale of the shares which it may purchase from us.  During the past three years neither Tangiers nor its controlling persons had any relationship with us, or our officers or directors.

The shares of common stock owned, or which may be acquired by Tangiers, may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.  These shares may be sold by one or more of the following methods, without limitation:

•

a block trade in which a broker or dealer so engaged  will  attempt to sell the shares as agent but may  position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•

ordinary brokerage  transactions and transactions in which the broker solicits purchasers; and

•

face-to-face transactions between sellers and purchasers  without a broker/dealer.

In competing sales, brokers or dealers engaged by Tangiers may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from Tangiers in amounts to be negotiated.

Tangiers is an “underwriter” and any broker/dealers who act in connection with the sale of the shares by means of this prospectus may be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.  We haves agreed to indemnify Tangiers against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

We have advised Tangiers that it and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933.  We have also advised Tangiers that, in the event of a “distribution” of its shares, Tangiers, any “affiliated purchasers”, and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A “distribution” is defined in Regulation M as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”.  We have also advised Tangiers that Regulation M prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

We granted registration rights to Tangiers to enable it to sell the common stock it may acquire under the Investment Agreement. Notwithstanding these registration rights, we have no obligation:

•

to assist  or  cooperate  with Tangiers  in  the  offering  or disposition of their shares; or

•

to obtain a commitment from an underwriter relative to the sale of any the shares.

Tangiers is entitled to customary indemnification from us for any losses or liabilities it suffers based upon material misstatements or omissions from the registration statement or this prospectus, except as they relate to information Tangiers supplied to us for inclusion in the registration statement and prospectus.

We will prepare and file amendments and supplements to this prospectus as may be necessary in order to keep this prospectus effective as long as Tangiers holds shares of our common stock or until these shares can be sold under an appropriate exemption from registration.  We have agreed to bear the expenses of registering the shares, but not the expenses associated with selling the shares, such as broker discounts and commissions.

We also issued a fixed price convertible promissory note to Tangiers in the principal amount of $35,000 as a commitment fee.  The note bears interest at 10% per year and is due and payable on July 8, 2017.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders.  Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities.  Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors.  The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors.  Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock.  The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management.  As of the date of this prospectus, we had not issued any shares of preferred stock.

Warrants and Options

Information concerning our outstanding warrants and options is shown below:

	Shares Issuable
	Upon Exercise	Exercise
Holder	of Warrant or Option	Price	Expiration Date

Officers and Directors	(1)	(1)	(1)
Slainte Ventures	783,112	$0.18	11/30/21
Consultant	666,667	$0.18	4/30/21 through
			12/31/21

———————

(1)

See “Management – Outstanding Equity Awards” for information concerning options held by our officers and directors.

Transfer Agent

Direct Transfer, LLC

500 Perimeter Park Dr.

Suite D

Morrisville, NC  27560

(919) 744-2722

LEGAL PROCEEDINGS

We are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty.  In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus.  This prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission.  For further information, reference is made to the Registration Statement which may be read and copied at the Commission’s Public Reference Room.

We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports and other information with the Securities and Exchange Commission. Copies of any such reports and other information (which includes our financial statements) filed by us can be read and copied at the Commission's Public Reference Room.

The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Public Reference Room is located at 100 F. Street, N.E., Washington, D.C. 20549.

Our Registration Statement and all reports and other information we file with the Securities and Exchange Commission are available at www.sec.gov, the website of the Securities and Exchange Commission.

UNITED CANNABIS CORPORATION

Unaudited Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets	F-32

Condensed Consolidated Statements of Operations	F-33

Condensed Consolidated Statements of Cash Flows	F-34

Notes to Unaudited Condensed Consolidated Financial Statements	F-36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

United Cannabis Corporation

Denver, Colorado

We have audited the accompanying consolidated balance sheet of United Cannabis Corporation (formerly MySkin, Inc.) and subsidiary company (collectively the “Company”) as of December 31, 2014, and the related consolidated statement of operations, changes in stockholders’ (deficit)/ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Cannabis Corporation (formerly MySkin, Inc.) and subsidiary company as of December 31, 2014, and the related statement of operations and cash flows for the for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements the Company has suffered losses from operations and currently does not have sufficient available funding to fully implement its business plan. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Wheat Ridge, Colorado

April 15, 2015

9605 West 49thAve, Suite 200 Wheat Ridge, Colorado 80033 ~ Phone 303-968-3281 ~ Fax 303-456-7488 ~ www.cutlercpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of United Cannabis Corporation:

We have audited the accompanying consolidated balance sheets of United Cannabis Corporation (“the Company”) as of December 31, 2015 and the related statement of operations, stockholders’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of United Cannabis Corporation, as of December 31, 2015, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ B F Borgers CPA PC

B F Borgers CPA PC

Lakewood, CO

April 26, 2016

UNITED CANNABIS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$118,420	$321,353
Accounts receivable, net	53,435	6,245
Due from related parties	8,284	44,012
Prepaid expenses	56,341	177,400
Deferred financing costs, net	32,400	—
Total current assets	268,880	549,010

Intangible assets	32,273	18,210
Investments in non-marketable equity securities	205,275	593,750
Equity method investments	88,000	138,000
Total assets	$594,428	$1,298,970

LIABILITIES & STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$104,238	$27,424
Accrued expenses	928,533	550,795
Derivative liabilities	383,581	—
Current portion of deferred revenue	380,000	500,000
Notes payable	775,000	775,000
Convertible notes payable, net of $272,793 and $0 debt discount, respectively	108,207	—
Total current liabilities	2,679,559	1,853,219

Long term liabilities:
Deferred revenue, net of current portion	383,750	443,750
Total liabilities	3,063,309	2,296,969

Stockholders' deficit:
Preferred stock, no par value; 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, no par value; 100,000,000 shares authorized; 44,988,500 and 44,060,000 shares issued and outstanding, respectively	3,039,448	1,626,968
Accumulated deficit	(5,508,329)	(2,624,967)
Total stockholders' deficit	(2,468,881)	(997,999)
Total liabilities and stockholders' deficit	$594,428	$1,298,970

The accompanying notes are an integral part of these consolidated financial statements.

UNITED CANNABIS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2015	2014
Revenues:
Revenues, non-affiliates	$558,248	$171,957
Revenues, affiliate	4,425	14,600
Total revenues	562,673	186,557
Cost of revenues:
Cost of revenues, non-affiliate	75,672	7,031
Cost of revenues, affiliate	74,564	—
Total cost of revenues	150,236	7,031
Gross profit	412,437	179,526

Operating expenses:
Sales and marketing	17,100	101,962
Research and development	329	182,606
General and administrative	1,816,804	1,709,040
Total operating expenses	1,834,233	1,993,608

Loss from operations	(1,421,796)	(1,814,082)

Other income (expense):
Interest income	252	37,837
(Loss) gain on derivative liabilities	(23,593)	6,099
Loss on origination of derivative liability	—	(12,810)
Interest expense	(107,748)	(131,479)
Amortization of debt discount	(82,500)	(161,402)
Equity in net loss of unconsolidated affiliate	(90,900)	—
Loss on extinguishment of debt and repurchase of warrants	(768,602)	(33,635)
Loss on investment in non-marketable equity securities	(388,475)	(300,000)
Total other income (expense), net	(1,461,566)	(595,390)

Loss from continuing operations	(2,883,362)	(2,409,472)

Net loss from discontinued operations	—	(58,892)

Net loss	$(2,883,362)	$(2,468,364)

Basic and diluted net loss per share:
Continuing operations	$(0.06)	$(0.06)
Discontinued operations	na	(0.00)
Net loss per share	$(0.06)	$(0.06)

Basic and diluted weighted-average common shares outstanding:	44,793,510	38,256,438

The accompanying notes are an integral part of these consolidated financial statements.

UNITED CANNABIS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

Balance, December 31, 2013	6,020,000	$165,495	$(156,603)	$8,892

Shares issued for conversion of debt	40,000,000	50,000	—	50,000
Shares cancelled	(41,690,000)	—	—	—
Shares issued for license agreement	38,690,000	—	—	—
Shares and warrants issued for cash	600,000	900,000	—	900,000
Warrants issued with convertible debt	—	694,525	—	694,525
Shares issued for services	400,000	305,100	—	305,100
Purchase and cancellation of warrants	—	(576,152)	—	(576,152)
Shares issued for equity method investments	40,000	88,000	—	88,000
Net loss	—	—	(2,468,364)	(2,468,364)

Balance, December 31, 2014	44,060,000	1,626,968	(2,624,967)	(997,999)

Shares issued for repurchase of warrant	621,000	987,390	—	987,390
Cancellation of warrant	—	(218,788)	—	(218,788)
Shares issued for services	307,500	226,215	—	226,215
Stock options issued for compensation	—	417,663	—	417,663
Net loss	—	—	(2,883,362)	(2,883,362)

Balance December 31, 2015	44,988,500	$3,039,448	$(5,508,329)	$(2,468,881)

The accompanying notes are an integral part of these consolidated financial statements.

UNITED CANNABIS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014
Operating activities:
Net loss	$(2,883,362)	$(2,468,364)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on sale of assets of discontinued operations	—	15,704
Provision for losses on accounts receivable	24,185	—
Amortization of debt discount	82,500	161,402
Amortization of deferred financing costs	8,700	—
Non-cash interest expense	4,694	15,320
Notes payable issued for debt issuance costs	—	46,000
Loss on origination of derivative liability	—	12,810
Share-based compensation	1,030,681	551,685
Value of non-marketable equity securities recognized as revenue	(180,000)	(150,000)
Loss (gain) on revaluation of derivative liabilities	23,593	(6,099)
Loss on non-marketable equity securities	388,475	300,000
Equity in net loss of unconsolidated affiliate	90,900	—
Loss on extinguishment of debt and repurchase of warrants	768,602	33,635
Changes in operating assets and liabilities:
Accounts receivable	(68,263)	(6,245)
Due from related party	(8,284)	(33,238)
Prepaid expenses	(3,394)	(6,321)
Accounts payable and accrued expenses	195,825	144,654
Deferred revenue	—	200,000
Net cash provided by (used in) operating activities	(525,148)	(1,189,057)

Investing activities:
Purchase of intangible assets	(17,685)	(2,309)
Purchase of equity method investments	—	(50,000)
Net cash provided by (used in) investing activities	(17,685)	(52,309)

Financing activities:
Net proceeds from issuance of notes payable	—	761,500
Net proceeds from issuance of convertible debt and warrants	339,900	225,000
Repayment of convertible debt and repurchase of warrants	—	(356,195)
Proceeds from issuance of common shares and warrants	—	900,000
Net cash provided by (used in) financing activities	339,900	1,530,305

Net increase (decrease) in cash	(202,933)	288,939

Cash, beginning of period	321,353	32,414

Cash, end of period	$118,420	$321,353

The accompanying notes are an integral part of these consolidated financial statements.

UNITED CANNABIS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014
Supplemental schedule of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Intangible asset costs included in accounts payable	$12,279	$15,901
Non-marketable equity securities received as consideration for future services	$—	$893,750
Issuance of common stock for equity method investment	$—	$88,000
Issuance of common stock for services	$47,880	$83,600
Issuance of common stock for prepaid professional fees	$187,335	$221,500
Issuance of common stock for repurchase of warrant	$987,390	$—
Warrants cancelled	$(218,788)	$(576,152)
Warrants issued for debt discount	$—	$694,525
Issuance of stock options for compensation	$417,664	$—
Issuance of note payable for debt issuance costs	$—	$13,500
Issuance of convertible note payable for debt issuance costs	$41,000	$32,500
Debt conversion feature issued for debt discount	$(355,293)	$(151,937)
Conversion of note payable, related party, into common stock	$—	$50,000

The accompanying notes are an integral part of these consolidated financial statements.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 –BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

On March 19, 2014, we effected a four-for-one stock split of our outstanding shares of common stock. All references to shares of our common stock in our consolidated financial statements refer to the number of shares of common stock after giving effect to the stock split (unless otherwise indicated).

Background and Current Operations

United Cannabis Corporation ("we", "our", "us", or "UCANN") a Colorado corporation, was originally formed as a California corporation under the name MySkin, Inc. (“MySkin”) on November 15, 2007. MySkin was engaged in the business of providing management services to a medical spa in Los Angeles, California which provided various advanced skin care services until March 31, 2014, when this business was sold.

In early 2014, we decided to exit the medical spa management business and change our focus to providing products, services and intellectual property licenses to the cannabis industry.

On March 26, 2014, we entered into a License Agreement with Earnest Blackmon, Tony Verzura and Chad Ruby pursuant to which Messrs. Blackmon, Verzura and Ruby licensed certain intellectual property to us in exchange for a total of 38,690,000 shares of our common stock.

In connection with this transaction:

•

Messrs. Blackmon, Verzura and Ruby licensed to us all of their knowledge and know-how relating to the design and buildout of cultivation facilities, growing/cultivation systems, seed-to-sale protocols and procedures, products, a genetic catalogue including over 150 different strains, an advanced cannabinoid therapy program called "A.C.T. Now", security, regulatory compliance, and other methods and processes which relate to the cannabis industry.

•	The territory for this license is the entire world and the license runs in perpetuity. There are no royalty payments under the License Agreement.

•	Messrs. Blackmon, Verzura and Ruby were appointed to our board of directors effective April 7, 2014.

•	Mr. Blackmon was elected as our President, Mr. Ruby was elected as Chief Operating Officer and Mr. Verzura was elected as Vice President.

•	A total of 41,690,000 previously outstanding shares of common stock were cancelled resulting in a total of 43,620,000 shares of common stock outstanding on March 26, 2014.

UCANN was formed as a Colorado corporation on March 25, 2014, and on May 2, 2014, MySkin merged into UCANN, a wholly-owned subsidiary of MySkin, for the purpose of changing domicile from California to Colorado and changing the corporation's name to United Cannabis Corporation.

On March 31, 2014, we sold all right, title and interest in the tangible and intangible assets, trademarks, customer lists, intellectual property and rights, which we owned and were related to our advanced skin care business since we have entered into a new business and we no longer have any use for these assets. The assets were sold to MySkin Services, Inc. (“MTA”), a business partly owned by Marichelle Stoppenhagen, our former officer and director, in exchange for the $15,000 payable which we owed to Ms. Stoppenhagen and/or MTA.  In addition, MTA assumed all costs associated with these assets starting on March 31, 2014.

Government Regulation - Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal laws.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2015, 23 states and the District of Columbia allow their citizens to use medical marijuana, and four states and the District of Columbia have legalized marijuana for recreational use. The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical and recreational marijuana. However, there is no guarantee that the current administration will not change its stated policy regarding the low-priority enforcement of federal laws, or that any future administration would not change this policy and decide to enforce the federal laws vigorously.  Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation – Our consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries UC Nevada L.L.C., UC Colorado Corporation and UCANN California Corporation. All intercompany accounts and transactions have been eliminated. Our consolidated financial statements are stated in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Use of Estimates - The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of our consolidated financial statements and the reported amounts of revenues and expenses during the periods presented.

We make our estimate of the ultimate outcome for these items based on historical trends and other information available when our consolidated financial statements are prepared. We recognize changes in estimates in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available. We believe that our significant estimates, assumptions and judgments are reasonable, based upon information available at the time they were made. Our actual results could differ from these estimates, making it possible that a change in these estimates could occur in the near term.

Fair Value of Financial Instruments -  Our financial instruments consist principally of cash and cash equivalents, accounts receivable, non-marketable equity securities, accounts payable, notes payable and other current assets and liabilities. We value our financial assets and liabilities using fair value measurements. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels (with Level 3 being the lowest) defined as follows:

Level 1:

Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2:

Observable inputs other than prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated with observable market data.

Level 3:

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The carrying amount of our cash and cash equivalents, accounts receivable, accounts payable, and other current assets and liabilities in our consolidated financial statements approximates fair value because of the short-term nature of the instruments. Investments in non-marketable equity securities are carried at cost less other-than-temporary impairments. The carrying amount of our notes payable and convertible debt at December 31, 2015, approximates their fair values based on our incremental borrowing rates.

There have been no changes in Level 1, Level 2, and Level 3 categorizations and no changes in valuation techniques for these assets or liabilities for the years ended December 31, 2015 and 2014.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents - We consider investments with original maturities of 90 days or less to be cash equivalents. We do not have any cash equivalents as of December 31, 2015 or December 31, 2014.

Accounts Receivable – Our accounts receivable consists primarily of trade accounts arising in the normal course of business. No interest is charged on past due accounts. Accounts for which no payments have been received after 30 days are considered delinquent and customary collection efforts are initiated. Accounts receivable are carried at original invoice amount less a reserve made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. We determine our allowance for doubtful accounts by regularly evaluating individual customer receivables and considering the customer’s financial condition and credit history, and current economic conditions.

Our allowance for doubtful accounts was $4,340 and $0 as of December 31, 2015 and 2014, respectively. We recorded bad debt expense, included in general and administrative expenses, of $24,185 and $0 during the years ended December 31, 2015 and 2014, respectively.

Prepaid Expenses - Prepaid expenses are primarily comprised of advance payments made to third parties for independent contractors’ services or other general expenses. Prepaid services and general expenses are amortized over the applicable periods which approximate the life of the contract or service period.

Property and Equipment – Our property and equipment are recorded at cost. Maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. Assets acquired under capital leases are depreciated over the lesser of the useful life of the asset or the lease term. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from our accounts and any resulting gain or loss is reflected in our consolidated statements of operations.

Intangible Assets – Our intangible assets, consisting of applications for trademarks, design mark and provisional patents are recorded at cost, and once approved, will be amortized using the straight-line method over an estimated useful life of 10 to 20 years.

Investments in Non-Marketable Equity Securities – Our investments in non-marketable equity securities are carried at cost, less write-down-for-impairments, if any. Impairments are based on methodologies, including the valuation achieved in the most recent private placement by the investee, an assessment of the impact of industry and general private equity market conditions, and discounted projected future cash flows. Investments in non-marketable equity securities that expire in less than 12 months, for example stock options or warrants, are classified as current assets; otherwise, we classify investments in non-marketable equity securities as other noncurrent assets.

Long-Lived Assets – Our intangible assets and other long-lived assets are subject to an impairment test if there is an indicator of impairment. The carrying value and ultimate realization of these assets is dependent upon our estimates of future earnings and benefits that we expect to generate from their use. If our expectations of future results and cash flows are significantly diminished, intangible assets and other long-lived assets may be impaired and the resulting charge to operations may be material. When we determine that the carrying value of intangibles or other long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment, we use the projected undiscounted cash flow method to determine whether an impairment exists, and then measure the impairment using discounted cash flows.

We have not recorded any impairment charges related to long-lived assets as of December 31, 2015 or December 31, 2014.

Equity Method Investments – Our investments in entities representing ownership of at least 20% but not more than 50%, where we exercise significant influence, are accounted for under the equity method.

Deferred Revenue - We defer revenue for which product or service has not yet been delivered or is subject to refund until such time that we and our customer jointly determine that the product or service has been delivered or no refund will be required.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition - We recognize revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605, Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on our management's judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts.

Revenue for services with a payment in the form of stock, warrants or other financial assets is recognized when the services are performed. The value of revenue paid for with warrants is measured using the Black-Scholes-Merton pricing model. Revenue from product sales, including delivery fees, is recognized when an order has been obtained, the price is fixed and determinable, the product is shipped, title has transferred and collectability is reasonably assured. Generally, our suppliers drop-ship orders to our clients with origin terms. For any shipments with destination terms, we defer revenue until delivery is made to the customer. During the years ended December 31, 2015 and 2014, sales returns were not significant and as such, no sales return allowance had been recorded as of December 31, 2015 or December 31, 2014.

Reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, are included as a component of revenues. Typically, an equivalent amount of reimbursable expenses are included in cost of revenues. Reimbursable expenses related to time and materials and fixed-fee engagements are recognized as revenue in the period in which the expense is incurred and collectability is reasonably assured. Taxes collected from customers and remitted to governmental authorities are presented in our consolidated statement of operations on a net basis.

Cost of Revenues – Our policy is to recognize cost of revenues in the same manner as, and in conjunction with, revenue recognition. Our cost of revenues includes the costs directly attributable to revenue recognized and includes expenses related to the production, packaging and labeling of our Prana medicinals products and personnel-related costs, fees for third-party services, travel and other consulting costs related to our advisory services.

Shipping and Handling Costs - For product sales, shipping and handling costs are included as a component of cost of revenues. During the years ended December 31, 2015 and 2014, we incurred shipping and handling costs of $1,013 and $0, respectively.

Advertising Costs - All advertising costs are expensed as incurred. During the years ended December 31, 2015 and 2014, we incurred $16,500 and $304 of advertising costs, respectively, and included these costs in sales and marketing expense in our consolidated statements of operations.

Research and Development Expenses - Research and development (“R&D”) costs are charged to expense as incurred. Our R&D expenses include, but are not limited to, consulting service fees and materials and supplies used in the development of our proprietary products and services.

Sales and Marketing Expenses – Sales and marketing expenses consist primarily of fees for professional and consulting services, promotional events and advertising costs.

General and Administrative Expenses - General and administrative expenses consist primarily of personnel-related costs, fees for professional and consulting services, travel costs, rent, bad debt expense, general corporate costs, and other costs of administration such as human resources, finance and administrative roles.

Share-Based Compensation - We periodically issue shares of our common stock to non-employees in non-capital raising transactions for fees and services. We account for stock issued to non-employees in accordance with ASC 505, Equity, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We account for stock option grants issued and vesting to employees based on ASC 718, Compensation – Stock Compensation, whereas the award is measured at its fair value at the date of grant and is amortized ratably over the vesting period. Accounting for share-based compensation to employees requires the measurement and recognition of compensation expense for all share-based payment awards made to employees based on estimated fair values. We estimate the fair value of all stock option awards on the date of grant using the Black-Scholes-Merton pricing model, which is affected by our stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee option exercise behaviors, risk free interest rates and expected dividends. We also estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from our estimates

Income Taxes - Income taxes are recorded using the asset and liability method. Under the asset and liability method, tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment occurs. To the extent that we do not consider it more likely than not that a future tax asset will be recovered, we will provide a valuation allowance against the excess.

We follow the provisions of ASC 740, Income Taxes. As a result of the ASC 740, we make a comprehensive review of our portfolio of tax positions in accordance with recognition standards established by ASC 740. As a result of the implementation of ASC 740, we recognized no material adjustments to liabilities or stockholders’ deficit.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in our consolidated financial statements in the period during which, based on all available evidence, we believe it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits, if any, are classified as interest expense and penalties and are included in selling, general and administrative expenses in our consolidated statements of operations.

Commitments and Contingencies - Certain conditions may exist as of the date our consolidated financial statements are issued, which may result in a loss but which will only be resolved when one or more future events occur or fail to occur.  We assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we evaluate the perceived merits of the legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our consolidated financial statements.  If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Net Loss Per Share - We compute net loss per share in accordance with ASC 260, Earnings per Share. Under the provisions of ASC 260, basic net loss per share includes no dilution and is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive securities that are not anti-dilutive.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share, because the effect of their inclusion would have been anti-dilutive.

	Years Ended December 31,
	2015	2014
Warrants to purchase common stock	3,000,000	3,997,692
Stock options	600,000	—
Total potentially dilutive securities	3,600,000	3,997,692

Other Comprehensive Income (Loss) – We report as other comprehensive income (loss) those revenues, gains and losses not included in the determination of net income.  During the years ended December 31, 2015 and 2014, we did not have any gains and losses resulting from activities or transactions that resulted in other comprehensive income or loss.

Segment Reporting – UCANN operates as one segment.

Concentration of Credit Risk - Financial instruments that potentially subject us to credit risk consist of cash. We maintain our cash with high credit quality financial institutions; at times, such balances with any one financial institution may not be insured by the FDIC.

The following tables show significant concentrations in our revenues and accounts receivable for the periods indicated:

Percentage of Revenue:

	Years Ended December 31,
	2015	2014
Customer A	36%	—%
Customer B	32%	80%
Customer C	18%	4%

Percentage of Accounts Receivable:

	Years Ended December 31,
	2015	2014
Customer D	56%	—%
Customer E	41%	—%
Customer F	—%	46%
Customer G	—%	33%
Customer H	1%	21%

Recently Issued Accounting Pronouncements - From time to time, the FASB or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASCs are communicated through issuance of an Accounting Standards Update ("ASU"). Unless otherwise discussed, we believe that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on our consolidated financial statements upon adoption.

In May 2014, the FASB issued guidance on revenue from contracts with customers, which implements a five step process of how an entity should recognize revenue in order to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective for us at the beginning of fiscal year 2018, and early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are currently evaluating the impact that the adoption will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing reporting.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In August 2014, the FASB issued guidance on disclosure of uncertainties about an entity's ability to continue as a going concern. This guidance requires management to perform interim and annual assessments of an entity's ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity's ability to continue as a going concern. The guidance is effective for us at the beginning of fiscal year 2017, with early adoption permitted. We do not expect that the adoption of this standard will have a material effect on our consolidated financial statements.

In April 2015, the FASB issued guidance requiring us to present debt issuance costs in the balance sheet as a reduction from the related debt liability rather than as an asset. Amortization of these costs will continue to be reported as interest expense. This guidance is effective for us at the beginning of fiscal year 2016, and early adoption is allowed. Retrospective application is required. Upon adoption, the deferred financing costs associated with our notes payable will be reclassified from “Deferred financing costs” to “Notes payable, net.”

In November 2015, the FASB issued guidance requiring entities to present deferred tax assets and liabilities as noncurrent in a classified balance sheet instead of separating into current and noncurrent amounts. This guidance is effective for us at the beginning of fiscal year 2017, on a prospective or retrospective basis. Early adoption is permitted for all companies in any interim or annual period. We have not determined in what period it will adopt or what adoption method we will use and we are currently assessing the impact that this guidance may have on our consolidated financial statements.

In February 2016, the FASB issued guidance on leases which requires entities to recognize right-of-use assets and lease liabilities on the balance sheet for the rights and obligations created by all leases, including operating leases, with terms of more than 12 months. The new guidance also requires additional disclosures on the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative information. The new guidance will be effective for us at the beginning of fiscal year 2019. Early adoption is permitted. We are in the process of evaluating the impact the adoption of this guidance will have on our consolidated financial statements and related disclosures.

NOTE 3 – GOING CONCERN

Our consolidated financial statements have been prepared on a going concern basis which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. During the year ended December 31, 2015, we incurred losses of $2,883,362 and used cash of $525,148 in our operating activities. As at December 31, 2015, we had a working capital deficit of $2,410,679 and an accumulated deficit of $5,508,329.  Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and, or, obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. There is no assurance that these events will be satisfactorily completed.

Currently we are not in compliance with the covenants under our debt agreements. As a result, we are proactively working with our lenders and evaluating options for maintaining compliance, which include requesting covenant amendments, waivers or forbearances, and could include a possible reduction of our debt level, including the payment of prepayment penalties. Our failure to comply with these covenants would be an event of default that, if not waived, could result in the acceleration of most our outstanding indebtedness, including the acceleration of our convertible notes and certain notes payable. If the lenders were to make such a demand for repayment, we would be unable to pay the obligations as we do not have existing facilities or sufficient cash on hand to satisfy these obligations. Due to this material uncertainty, there is substantial doubt about our ability to continue as a going concern. While we will continue to work with our existing lenders, there can be no assurance that we will be successful.

NOTE 4 – INVESTMENTS IN NON-MARKETABLE EQUITY SECURITIES

On June 9, 2014, we received 1,187,500 common shares and 3,000,000 warrants to purchase common shares of WeedMD RX Inc. (“WMD”), a private Canadian company in the cannabis industry, in exchange for future consulting services and use of our intellectual property. The shares represented a 4.29% equity investment in WMD at the time of the investment and we do not have significant influence over the investee. We recorded our investment in these non-marketable equity securities at estimated cost, based on our estimate of the fair value of the securities on the date of the transaction.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The WMD common shares were recorded at $0.50 per share, or $593,750 in total, taking into consideration WMD’s most recent sale of their common shares prior to the date of the transaction (CAD $0.50). In December 2015, we determined that WMD’s lack of operating activities during 2015 resulted in a significant adverse effect on our carrying value of these securities (an impairment indicator) and accordingly, we recorded an other-than-temporary impairment charge of $388,475 and included this amount in loss on investments in non-marketable securities in our consolidated statements of operations. The remaining balance, $205,275, or $0.17 per share, was determined based on the consideration we received in our subsequent sale of 1,100,000 WMD shares in March 2016, and this amount is classified as investment in non-marketable equity securities on our consolidated balance sheets. See also Note 20, Subsequent Events.

The warrants we received entitled us to purchase WMD shares for CAD $0.50 (USD $0.46 on the date of the related agreement) each for a period of six months from the date the warrant was issued.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The WMD warrants were recorded at $0.10 per warrant utilizing the Black Scholes option pricing model and the following assumptions on the date of valuation:

Risk free interest rate	0.60%
Expected term (years)	0.5
Expected volatility	70%
Expected dividends	0%

On December 9, 2014, the 3,000,000 WMD warrants expired unexercised and we recorded a $300,000 loss on investment in non-marketable equity securities in our consolidated statements of operations.

NOTE 5 – PREPAID EXPENSES

Our prepaid expenses consist of:

	December 31,
	2015	2014
Prepaid investor relations services	$1,667	$121,500
Prepaid licensing fees	35,000	39,000
Other prepaid services and fees	19,674	16,900
	$56,341	$177,400

NOTE 6 – INTANGIBLES

Our intangible assets are comprised of provisional patent applications and applications for a design mark and trademarks. Our intangible assets will be amortized on a straight-line basis over estimated useful lives of 20 years for patents and 10 years for design marks and trademarks once the applications are approved. Costs associated with applications that are not approved will be expensed in the period that the application is rejected or abandoned.

NOTE 7 – EQUITY METHOD INVESTMENTS

Our equity method investments consist of:

	December 31,
	2015	2014
Lone Mountain Partners, LLC – 25% interest	$—	$50,000
Cannabinoid Research & Development Company Limited – 50% interest	88,000	88,000
Total equity method investments	$88,000	$138,000

Lone Mountain

On August 14, 2014, we acquired a 25% membership interest in Lone Mountain Partners, LLC, (“Lone Mountain”) for $50,000 and a commitment to provide future services, including, but not limited to, assisting with the application to obtain licenses to operate a medical marijuana entity in Nevada and to provide  standard operating procedures, security protocols, extract processing and equipment design, cultivation and processing center management, staffing and assistance with ongoing management of Lone Mountain. During the second half of 2014, we advanced Lone Mountain $40,900 for license application fees. As of December 31, 2014, Lone Mountain did not have any operations or operating activities. We accounted for our $50,000 cash contribution as an equity method investment and the $40,900 advance as amounts due from related parties on our consolidated balance sheets.

During the first half of 2015, Lone Mountain incurred operating losses in excess of $400,000. We recognized our 25% share of these losses up to the carrying amount of our equity method investment and advances to Lone Mountain and included this total $90,900 expense in equity in net loss of unconsolidated affiliate in our consolidated statements of operations.

We entered into a settlement agreement effective July 16, 2015, as amended on September 9, 2015, whereby we transferred our 25% equity interest in LMP to one of the LMP members in exchange for a mutual release from all claims against us, LMP and the other LMP members. This transaction did not impact our consolidated financial statements as we had previously written off our investment in and advances to LMP.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CRD

On August 15, 2014, we acquired a 50% interest in Cannabinoid Research & Development Company Limited (“CRD”), a Jamaican company, in exchange for 40,000 shares of our common stock valued at $88,000 based on the previous day’s closing price of our stock. We also committed to provide expertise on design-build, genetics, cultivation, production, processing, productizing, labeling, packaging, marketing, branding and distribution of products, as well as use of our intellectual property in the operations of CRD. As of December 31, 2015, CRD did not have any operations or operating activities. We accounted for this $88,000 as an Equity method investment on our consolidated balance sheets.

NOTE 8 – ACCRUED EXPENSES

Our accrued expenses consist of:

	December 31,
	2015	2014
Accrued consulting fees	$110,000	$110,000
Accrued wages and related	629,780	433,963
Accrued interest expense	101,185	6,832
Accrued other expenses	87,568	—
Total accrued expenses	$928,533	$550,795

NOTE 9 – FAIR VALUE MEASUREMENTS AND DERIVATIVE LIABILITIES

The following table provides the liabilities carried at fair value measured on a recurring basis as of December 31, 2015:

	Level 1	Level 2	Level 3	Total
Derivative liabilities	$—	$—	$383,581	$383,581

We did not have any liabilities carried at fair value measured on a recurring basis as of December 31, 2014.

2015 Derivative Liabilities

We valued our derivative liabilities related to embedded conversion features applicable to our borrowings of $381,000 under our 2015 convertible notes payable (see Note 12 below) and accrued interest payable of $5,121 thereon in accordance with fair value measurement guidelines. For the year ended December 31, 2015, the following table reconciles the beginning and ending balances for our financial instruments that are carried at fair value measured on a recurring basis:

Derivative liabilities as of December 31, 2014	$—
Additions to derivative liabilities for convertible debt conversion features recorded as debt discount	355,293
Additions to derivative liabilities for interest payable conversion features recorded as interest expense	4,695
Loss on revaluation of derivative liabilities during the year	23,593
Derivative liabilities as of December 31, 2015	$383,581

The estimated fair value of the derivative liabilities related to our 2015 convertible notes payable was measured as the aggregate estimated fair value of each component of the compound embedded derivative liabilities (see Note 12 below), based on Level 2 and Level 3 inputs, using a binomial lattice pricing model. Changes in the fair value of the compound embedded derivative liability at each reporting date are included in gain/ (loss) on derivative liabilities in our consolidated statement of operations.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2014 Derivative Liability

We valued our derivative liability related to embedded conversion features applicable to our initial borrowing of $282,500 under the Typenex convertible note payable (see Note 12 below) and accrued interest payable of $28,473 thereon in accordance with the Level 3 guidelines. For the year ended December 31, 2014, the following table reconciles the beginning and ending balances for our financial instruments that are carried at fair value measured on a recurring basis:

Derivative liability as of December 31, 2013	$—
Additions to derivative liability for convertible debt conversion feature recorded as debt discount	151,937
Additions to derivative liability for interest payable conversion feature recorded as interest expense	15,320
Gain on revaluation of derivative liability during the year	(6,099)
Settlement of derivative liability on December 29, 2014	(161,158)
Derivative liability as of December 31, 2014	$—

The fair values of embedded conversion features issued with our Typenex convertible note and accrued interest payable were estimated using the Black-Scholes option pricing model. The key inputs to this valuation model during the year ended December 31, 2014, were as follows:

Risk-free interest rate	0.43% – 0.72%
Dividend yield	—
Volatility	146% – 172%
Expected life in years	1.72 – 2.09
Exercise price	$3.00

NOTE 10 – DEFERRED REVENUE

Our deferred revenue consists of:

	December 31,
	2015	2014
Deferred revenue – WeedMD	$563,750	$743,750
Deferred revenue - FoxBarry	200,000	200,000
	763,750	943,750
Less – current portion	(380,000)	(500,000
Deferred revenue, net of current portion	$383,750	$443,750

As described in Note 4 above, on September 9, 2014, we received 1,187,500 common shares and 3,000,000 warrants to purchase common shares of WMD in exchange for future consulting services and use of our intellectual property. We recorded the $893,750 fair value of these securities as deferred revenue and we recognized $150,000 of this amount as revenue during the period July 1, 2014 through December 31, 2014, based upon our initial three year estimate of the service period involved. Based on recent discussions with WMD, we now expect to deliver the remaining consulting services and use of our intellectual property to WMD on a relatively consistent monthly basis during the four year period January 1, 2015 through December 31, 2018. Accordingly, we are now recognizing $15,000 of deferred revenue per month. During the years ended December 31, 2015 and 2014, we recognized $180,000 and $150,000, respectively, of revenue applicable to this arrangement. At December 31, 2015, we expect to recognize $180,000 of the remaining $563,750 WMD deferred revenue during the next twelve months and accordingly, we have classified the $180,000 as a current liability on our consolidated balance sheets.

On December 28, 2014, we entered into a royalty and consulting services agreement with FoxBarry Farms, LLC (“FoxBarry”) whereby we received a $200,000 prepaid royalty payment from FoxBarry. At the time, we planned to recognize deferred royalty revenue based on actual applicable sales as defined in the agreement. During the years ended December 31, 2015 and 2014, we did not recognize any deferred revenue related to this agreement. In August 2015, we discontinued providing consulting services to FoxBarry as our initial project with FoxBarry was abandoned due to operational issues. At the same time we entered into discussions with FoxBarry to earn the $200,000 prepaid royalty through new projects or as a potential termination fee associated with our original agreement. We have classified the $200,000 as a current liability on our consolidated balance sheets as we expect to recognize this amount during the next twelve months.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – NOTES PAYABLE

Our notes payable consist of:

	December 31,
	2015	2014
Note payable - WeedMD	$175,000	$175,000
Note payable – Slainte	600,000	600,000
Total notes payable	$775,000	$775,000

On July 7, 2014, we issued a $175,000, unsecured, demand promissory note bearing interest at 5% to WeedMD for cash used in our business development activities. Interest expense during the years ended December 31, 2015 and 2014, applicable to this note was $8,750 and $4,267, respectively. Accrued interest payable at December 31, 2015 and 2014 was $13,017 and $4,267, respectively, and these amounts are included in accrued expenses on our consolidated balance sheets.

On December 18, 2014, we issued a $600,000 unsecured promissory note (the “Slainte Note”) bearing interest at 12% to Slainte Ventures, LLC (“Slainte”). The principal and accrued interest were due on the earlier of December 17, 2015, or  upon the closing of certain capital raising transactions as described in the note. The default rate of interest under the note is 18%. Debt issuance costs of $13,500 were immediately recognized as interest expense as, at the time, we expected to close on a capital raising transaction in early 2015.  Additional interest expense during the years ended December 31, 2015 and 2014, applicable to this note was $80,482 and $2,565, respectively. Accrued interest payable at December 31, 2015 and 2014, was $83,047 and $2,565, respectively.

On October 6, 2015, we borrowed funds from a third party and did not apply the borrowed funds to the Slainte Note resulting in a default under the terms of the note. On March 18, 2016, we received a default waiver from Slainte as further described in Note 20, Subsequent Events.

NOTE 12 – CONVERTIBLE NOTES PAYABLE

2015 Convertible Notes

From time to time during 2015, we issued convertible promissory notes (the “2015 Notes”) to unaffiliated third parties. The net proceeds from these transactions are used for general working capital purposes. The difference between the face amount of the 2015 Notes and the net proceeds is recorded as deferred financing costs on our consolidated balance sheets if such difference is the result of payments related to debt issuance costs. Deferred financing costs are amortized on a straight-line basis, which approximates the effective interest rate method, during the first 180 days that the 2015 Notes are outstanding and this amortization is included in interest expense in our consolidated statements of operations.

The following table summarizes our convertible promissory notes issued during the year ended December 31, 2015:

Issue Date	Issued to		Maturity Date	Interest Rate	Default Interest Rate	Base Conversion Rate	VCR Look back Period	VCR Calculated Using	Principal
10/6/2015	Vis Viers Group, Inc.	Unsecured	6/30/2016	8%	22%	58%	10 days	3 lowest closing bids	$59,000.00
10/12/15	JSJ Investments Inc.	Unsecured	7/8/2016	12%	18%	55%	10 days	5 lowest trades	102,000.00
12/9/15	Tangiers Investment Group, LLC	Secured by Certain Assets	12/8/2016	10%	20%	55%	10 days	3 lowest closing bids	220,000.00
Total principal outstanding at December 31, 2015									$381,000.00

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The 2015 Notes, including accrued interest payable, may be converted into shares of our common stock at the Conversion Price, as defined below, in whole, or in part, at any time beginning 180 days after the date of issuance, at the option of the holder (the “Conversion Feature”).

The Conversion Price is equal the Base Conversion Rate specified in the table above multiplied by the Variable Conversion Rate (“VCR”) which is equal to the average of the number of lowest trading prices or closing bid prices of our common stock (specified in the table above) during the ten trading day period prior to the date of conversion divided by the closing price of our common stock on the day of conversion.

Both of these conversion rates results in a beneficial conversion features (“BCF”) recorded as unamortized convertible debt discount which is required to be valued and amortized to interest expense over the term of the Note. We amortize our convertible debt discount on a straight-line basis, which approximates the effective interest rate method, during the first 180 days that each 2015 Note is outstanding and this amortization is included in amortization of debt discount in our consolidated statements of operations. If a 2015 Note is repaid during the first 180 days, the remaining unamortized deferred financing costs and unamortized debt discount are expensed on the date of repayment.

The 2015 Notes are convertible into an unlimited number of unregistered, restricted common shares (“Unlimited Shares Feature”). The difference between the closing price of our common stock and the VCR is referred to as the Variable Conversion Rate Differential (“VCRD”). Both the Unlimited Shares Feature and the VCRD meet the definition of an embedded derivative and together are referred to as a compound embedded derivative liability or, hereafter, simply a “derivative liability.”

In accordance with U.S. GAAP, our derivative liabilities are recorded at fair value on the date of issuance and subsequently remeasured to fair value each reporting period with any change in fair value being recognized as gain (loss) on derivative liabilities in our consolidated statement of operations.

Similarly, accrued interest payable applicable to the 2015 Notes is convertible into shares of our our common stock, without limit, at the same Conversion Price. The fair value of the derivative liabilities applicable to accrued interest payable is measured and recognized at each reporting date as derivative liabilities with a corresponding charge to interest expense.  As noted above, all derivative liabilities are re-measured in subsequent reporting periods with any change in fair value being included in gain (loss) on derivative liabilities.

The 2015 Notes also contain prepayment options whereby we may, during the first 180 days that each note is outstanding, prepay the note by paying prepayment premiums ranging from 10% to 40% of the principal then outstanding depending on the date of prepayment.

In general, per the terms of our 2015 Notes, The note holders may not make any conversions that would result in the note holder holding more than 9.99% of our issued and outstanding common stock at any one time.

At December 31, 2015, we have reserved 10.2 million shares of our authorized but unissued common stock for potential conversion of the 2015 Notes.

Should we default on a conversion or repayment of a 2015 Note, the note, accrued interest and default penalties and fees are immediately due and payable.  The minimum default penalty amount ranges from 25% to 50% (or more, under certain circumstances) times the then outstanding principal and unpaid interest.

During the year ended December 31, 2015, we recorded deferred financing fees of $41,100 in connection with the issuance of our 2015 Notes and we recognized $8,700 of amortization of deferred financing costs during the year ended December 31, 2015. This amount is included in interest expense in our consolidated statements of operations.

The aggregate fair value of the derivative liabilities applicable to our 2015 Notes on the dates of issuance was $355,293 and was recorded as derivative liabilities on our consolidated balance sheets. The related BCF debt discount was recorded as a reduction to our convertible notes payable on our consolidated balance sheets. During the year ended December 31, 2015, we recognized $82,500 of amortization related to the 2015 Notes and recorded this amount as amortization of debt discount in our consolidated statements of operations.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We recognized $5,121 of interest expense applicable to our 2015 Notes during the year ended December 31, 2015, and included this amount of accrued interest payable as accrued expenses on our consolidated balance sheets. During the same period, we recorded an additional $4,694 of interest expense and an increase to our derivative liabilities related to the recognition of the BCF applicable to the $5,121 of interest payable.

During the year ended December 31, 2015, we recognized $82,500 of BCF debt discount amortization and recorded this as an increase to our convertible notes payable, net of debt discount on our consolidated balance sheets.

2014 Typenex Note

On August 13, 2014, we entered into a Securities Purchase Agreement with Typenex Co-Investment, LLC ("Typenex"), for the sale of a 10% convertible promissory note (the “Typenex Note”) in the principal amount of $1,657,500 (the “Closing Amount”) convertible into shares of our common stock. The Typenex Note had an original issue discount (“OID”) of $150,000. Typenex retained $7,500 of the Closing Amount for due diligence and legal bills related to the transaction and paid $25,000 on our behalf to a third party for brokerage fees (together, the “Fees”). The financing closed on August 13, 2014 (the “Closing Date”). The Typenex Note was secured by all of our assets.

On August 13, 2014, in conjunction with the $1,657,500 Typenex Note, we received five, unsecured, $250,000 Investor Notes bearing interest at 8% per annum, totaling $1,250,000 that were scheduled to mature with respect to principal and interest on September 13, 2016. On December 29, 2014, we settled the amounts owing under the Typenex Note and the amounts owed to us under the Investor Notes as more fully described in below.

During the year ended December 31, 2014, we recognized $37,807 of interest income applicable to these Investor Notes.

The Typenex Note’s interest rate was 10% per annum. All interest and principal was required to be paid twenty-five months after the date of the first borrowing under the Typenex Note (the “Maturity Date”). The outstanding balance on the Typenex Note was convertible into our common stock, at Typenex’s option, at $3.00 per share (the “Optional Conversion”).

The Typenex Note also contained repayment requirements beginning six months after the first borrowing under the Typenex Note. The repayment requirements gave us the option of making periodic repayments in cash or with shares of our common stock at a price discounted to market in accordance with the terms of the Typenex Note.

In addition, we issued to Typenex warrants (the “Typenex Warrants”) to purchase 997,692 shares of our common stock, subject to adjustment in the event of a cashless exercise, as defined in the Typenex Warrants. Warrant #1 to Purchase Shares of Common Stock (“Typenex Warrant #1”) for 170,044 shares was immediately exercisable with the remainder (Typenex Warrants #2 - #6”) only becoming exercisable, in five tranches, if and when the Investor Notes were paid. The Typenex Warrants were exercisable at $3.00 per share (the “Exercise Price”) until August 31, 2017, on a cash or cashless basis. Under the terms of the Typenex Warrants, if we, at any time while the Typenex Warrants were outstanding, sell or issue our common stock or securities convertible into or exercisable for shares of our common stock, including common stock issued under the Typenex Note, at an effective price per share less than the Exercise Price, then, subject to a few exceptions set forth in the Typenex Warrants, the Exercise Price will be reduced to such lower price provided that the number of shares of common stock issuable under the Typenex Warrants could not exceed a number of shares equal to three times the number of shares of common stock issuable under the Typenex Warrants as of the Closing Date.

On August 15, 2014, we received net cash proceeds from our initial borrowing under the Typenex Note of $225,000 as follows: total initial borrowing of $282,500 less the $32,500 of Fees and less $25,000 of OID applicable to the initial borrowing. We expensed the Fees immediately as interest expense as the initial borrowing and all subsequent tranches were immediately convertible into our common stock by the lender.

With regards to our $282,500 initial borrowing, on August 15, 2014, we recorded the $25,000 of OID plus the $118,373 fair value of the Typenex Warrant #1, plus $139,127 of the $151,937 fair value of the initial borrowing BCF, or, in total, $282,500, as debt discount and recorded the excess, $12,810, as loss on origination of derivative liability in our consolidated statements of operations. We were amortizing the $282,500 debt discount associated with the initial borrowing on a straight line basis, which approximates the effective interest method, over the nine month repayment term of the initial borrowing.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

With regards to the remaining $1,375,000 liability owed under the Typenex Note, we recorded the remaining $125,000 of OID as debt discount. We were amortizing the $125,000 debt discount on a straight line basis, which approximates the effective interest method, over the twenty-five month term of the Typenex Note. We also recorded the $576,152 fair value of the Typenex Warrants #2 - #6 as debt discount. Debt discount amortization relating to these warrants would be recognized on a straight line basis over the term of each future borrowing under the Typenex Note.

On December 29, 2014, we paid off the Typenex Note and accrued interest thereon and we repurchased and cancelled the Typenex Warrants #2 - #6 for the purchase of 827,648 of our shares of common stock held by Typenex. Principal and interest owed to us under the Investor Notes were offset against the principal and interest we owed to Typenex under the Typenex Note and, in addition, we paid Typenex $381,714 in cash. We removed the assets and liabilities, including the derivative liability related to the Typenex Note and interest payable conversion features, from our consolidated balance sheets and reduced our common stock balance by the amount previously assigned to the Typenex Warrants #2 - #6 and recorded a loss on extinguishment of debt and repurchase of warrants as follows:

Convertible note payable	$1,657,500
Less: unamortized discount	(822,250)
Accrued interest payable	63,326
Derivative liability	161,158
Typenex Warrants #2 - #6 repurchased	576,152
Less: investor notes receivable	(1,250,000)
Less: accrued interest receivable	(37,807)
Less: cash paid	(381,714)
Loss on extinguishment of debt	$33,635

During the year ended December 31, 2014, we recognized $161,402 of debt discount amortization and interest expense totaling $63,326 applicable to the Typenex Note.

During the year ended December 31, 2014, the fair value of the BCF applicable to Typenex Note accrued interest was $15,320 and this amount was recorded as interest expense and an increase to our derivative liability in our consolidated financial statements.

NOTE 13 – NOTES PAYABLE, RELATED PARTIES

On September 30, 2013, we issued a Convertible Note (the "Convertible Note") for $50,000 to NYX Capital Advisors, Inc. (“NYX”), an entity owned by the husband of our former President and director, in connection with $50,000 cash paid by NYX.  The Convertible Note bears no interest and was convertible at any time, at the option of the holder, into 10,000,000 shares of our common stock at $0.005 per share.  The Convertible Note was converted into our common shares on February 24, 2014.

NOTE 14 – STOCKHOLDERS’ DEFICIT

2014 Change of Control

On February 27, 2014, NYX and Mr. Paul Enright, our former President, entered into a Stock Purchase Agreement, pursuant to which NYX sold to Mr. Enright an aggregate of 40,000,000 shares of our common stock, representing approximately 87% of our issued and outstanding shares as of that date.

On March 26, 2014, we cancelled 41,690,000 previously outstanding shares of our common stock and issued 38,690,000 shares to Messrs. Blackmon, Ruby and Verzura, representing approximately 89% of our issued and outstanding shares as of that date.

2014 Stock Split

On March 21, 2014, we effected a four-for-one stock split of our common stock in the form of a stock dividend of three shares of common stock for each share of common stock outstanding to stockholders of record on March 19, 2014.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2014 Equity Offering

On March 26, 2014, we sold 600,000 Units for a total amount of $900,000 to 45 accredited investors. Each Unit consisted of one share of our common stock, two A Warrants and three B Warrants. Each A Warrant entitles the holder to purchase one share of our common stock at a price of $7.50 per share during the two year period commencing April 1, 2014. The A Warrants are callable once our common stock has traded at a price of at least $15.00 for 20 consecutive trading days.  Each B Warrant entitles the holder to purchase one share of our common stock at a price of $15.00 per share during the three year period commencing April 1, 2014. The B Warrants are callable once our common stock has traded at a price of at least $22.00 for 20 consecutive trading days.

2014 Change in Authorized Share Capital

Effective May 2, 2014, we increased the authorized number of our preferred shares from five million to ten million and the authorized number of our common shares from 50 million to 100 million. At the same time we also changed the par value of both our preferred and common stock from $0.001 per share to no par value per share.

Common Stock Issued For Warrant Outstanding

On February 10, 2015, we issued 621,000 shares of our common stock, valued at $987,390 based on the previous day’s closing price, to Typenex in exchange for the return of Typenex Warrant #1 that we issued to Typenex on August 13, 2014, as part of a financing arrangement described in Note 12 above.

On February 10, 2015, we calculated the fair value of Typenex Warrant #1 to be $218,788, or approximately $1.29 per underlying share, utilizing the Black Scholes option pricing model and the following assumptions on the date of valuation:

Stock price	$1.59
Exercise price	$3.00
Risk free interest rate	1.05%
Expected term (years)	2.6
Expected volatility	183%
Expected dividends	0%

Typenex Warrant #1 gave Typenex the right to purchase 170,044 shares of our common stock on the issuance date and provided for adjustments to the number of shares underlying the warrant upon occurrence of certain events including subsequent sales of our common stock. Our repurchase of Typenex Warrant #1 resulted in Typenex forgoing its potential right to receive shares in excess of the original 170,044 shares underlying the warrant on the issuance date. On February 10, 2015, we recorded the $987,390 fair value of the common shares issued as an increase to common stock and the $218,788 fair value of Typenex Warrant #1 reacquired and cancelled as a decrease to common stock and the difference, $768,602, as a loss on extinguishment of debt and repurchase of warrants in our consolidated statements of operations.

Common Stock Issued For Equity Method Investment

On August 25, 2014, we issued 40,000 shares of common stock valued at $88,000, based on the previous trading day’s closing price, as consideration for a 50% ownership interest in CRD. The $88,000 is included in equity method investments on our consolidated balance sheets.

Common Stock Issued For Services

On August 14, 2014, we issued 10,000 shares of common stock valued at $9,200, based on the previous trading day’s closing price, as consideration for marketing services. The $9,200 was recorded as share-based compensation expense and is included in sales and marketing expense in our consolidated statements of operations.

On August 15, 2014, we issued 20,000 shares of common stock valued at $24,800, based on the previous trading day’s closing price, as consideration for consulting services. The $24,800 was recorded as share-based compensation expense and is included in included in general and administrative expenses in our consolidated statements of operations.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On September 17, 2014, we issued 150,000 shares of common stock valued at $162,000, based on the previous trading day’s closing price, as consideration for prepaid investor relations services. The $162,000 was amortized on a straight-line basis over the 12 month term of the investor relations service agreement. During the year ended December 31, 2015 and 2014, we recorded $121,500 and $40,500, respectively, of amortization as share-based compensation expense and included this in general and administrative expenses in our consolidated statements of operations.

On October 17, 2014, we issued 100,000 shares of common stock valued at $40,000, based on the previous trading day’s closing price, as consideration for prepaid product distribution fees. The $40,000 is being amortized on a straight-line basis over the ten year term of the licensing and distribution agreement. During the year ended December 31, 2015 and 2014, we recorded $4,000 and $1,000, respectively, of amortization as share-based compensation expense and included this in cost of revenues in our consolidated statements of operations. The remaining $35,000 as at December 31, 2015, is included in prepaid expenses on our consolidated balance sheets.

On October 22, 2014, we issued 50,000 shares of common stock valued at $24,000, based on the previous trading day’s closing price, as consideration for consulting services. The $24,000 was recorded as share-based compensation expense and is included in included in general and administrative expenses in our consolidated statements of operations.

On October 24, 2014, we issued 20,000 shares of common stock valued at $11,800, based on the previous trading day’s closing price, as consideration for consulting services. The $11,800 was recorded as share-based compensation expense and is included in included in general and administrative expenses in our consolidated statements of operations.

On December 1, 2014, we issued 30,000 shares of common stock valued at $19,500, based on the previous trading day’s closing price, as consideration for prepaid consulting services. The $19,500 was recognized as share-based compensation expense as services were rendered. During the year ended December 31, 2015 and 2014, we recorded $10,579 and $8,921, respectively, of share-based compensation expense and these amounts are included in general and administrative expenses in our consolidated statements of operations.

On December 30, 2014, we issued 20,000 shares of common stock valued at $13,800, based on the previous trading day’s closing price, as consideration for consulting services. The $13,800 was recorded as share-based compensation expense and is included in included in general and administrative expenses in our consolidated statements of operations.

On March 2, 2015, we issued 30,000 shares of common stock valued at $42,600, based on the previous trading day’s closing price, as consideration for consulting services from an independent contractor. The $42,600 of share-based compensation expense is included in included in general and administrative expenses in our consolidated statements of operations.

On April 23, 2015 we issued 60,000 shares of common stock valued at $47,400, based on the previous trading day’s closing price, as consideration for prepaid consulting fees. The $47,400 was recognized as share-based compensation expense as services were rendered. During the year ended December 31, 2015, we recorded $47,400 of share-based compensation expense and included this amount in general and administrative expenses in our consolidated statements of operations.

On April 23, 2015, we issued 126,500 shares of common stock valued at $99,935, based on the previous trading day’s closing price, as consideration for prepaid corporate finance fees. The $99,935 was recognized as share-based compensation expense as services were rendered. During the year ended December 31, 2015, we recorded $99,935 of share-based compensation expense and included this amount in general and administrative expenses in our consolidated statements of operations.

On August 17, 2015 we issued 50,000 shares of common stock valued at $19,000, based on the previous trading day’s closing price, as consideration for prepaid consulting fees. The $19,000 was recognized as share-based compensation expense as services were rendered. During the year ended December 31, 2015, we recognized $19,000 of share-based compensation expense and included this amount in general and administrative expenses in our consolidated statements of operations.

On August 24, 2015, we issued a total of 11,000 shares of common stock valued at $5,280, based on the previous trading day’s closing price, as consideration for consulting services from two independent contractors. The $5,280 of share-based compensation expense is included in included in general and administrative expense in our consolidated statements of operations.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 19, 2015, we issued 30,000 shares of common stock valued at $12,000, based on the previous trading day’s closing price, as consideration for prepaid product distribution fees. The $12,000 is being amortized on a straight-line basis over the remaining nine year term of the related licensing and distribution agreement. During the year ended December 31, 2015, we recorded $375 of share-based compensation expense and included this in cost of revenues in our consolidated statements of operations. The remaining $11,625 as at December 31, 2015, is included in prepaid expenses on our consolidated balance sheets.

Warrants:

The following table summarizes our share warrants outstanding as of December 31, 2015 and 2014:

	Year Ended December 31,
	2015		2014
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Warrants outstanding, beginning of period	3,170,044	$11.52	—	$—
Issued	—	—	3,997,692	9.75
Exercised	—	—	—	—
Repurchased and cancelled	(170,044)	3.00	(827,648)	3.00
Expired	—	—	—	—
Warrants outstanding, end of period	3,000,000	$12.00	3,170,044	$11.52
Warrants exercisable, end of period	3,000,000	$12.00	3,170,044	$11.52

The weighted-average remaining contractual life for warrants outstanding and exercisable at December 31, 2015, is 0.25 years. The aggregate intrinsic value of warrants outstanding and exercisable at December 31, 2015 is $0.

As described in Note 12 above, on August 13, 2014, we issued Typenex warrants to purchase 997,692 of our common shares and recorded the $694,525 fair value of these warrants as an increase to common stock on our consolidated balance sheets. On December 29, 2014, we repurchased 827,648 of these warrants, cancelled them and recorded a $576,152 decrease in common stock.

The warrants were recorded at approximately $0.70 per warrant utilizing the Black Scholes option pricing model and the following assumptions on the date of valuation:

Stock price	$1.03
Exercise price	$3.00
Risk free interest rate	0.88%
Expected term (years)	3.05
Expected volatility	146%
Expected dividends	0%

2004 Equity Incentive Plan

On November 20, 2014, our board of directors approved our 2014 Stock Incentive Plan (the “Plan”) and the Plan became effective on November 19, 2015. The Plan provides officers, directors, selected employees and outside consultants an opportunity to acquire or increase a direct ownership interest in our operations and future success. Our board of directors currently administers the Plan and makes all decisions concerning which officers, directors, employees and other persons are granted awards, how many to grant to each recipient, when awards are granted, the terms and conditions applicable to awards, how the Plan should be interpreted, whether to amend or terminate the Plan and whether to delegate administration of the Plan to a committee. A maximum of 4,000,000 common shares are subject to the Plan. The Plan provides for the grant of stock options, stock awards, restricted stock units and stock appreciation rights. Stock options may be non-qualified stock options or incentive stock options except that stock options granted to outside directors, consultants or advisers providing services to us shall in all cases be non-qualified stock options. The Plan will terminate on November 20, 2024, unless the administrator terminates the Plan earlier. As of December 31, 2015, 3,400,000 common shares were available for issue under the Plan.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Options

On January 9, 2015, we awarded 200,000 stock options to each of Messrs. Blackmon, Verzura and Ruby under our 2014 Stock Incentive Plan. The options were fully vested at the time of grant and give the option holder the right to purchase shares of our common stock at $0.70 per share during the ten year term of the option.

We calculated the fair value of each option to be approximately $0.70 per option utilizing the Black Scholes option pricing model and the following assumptions on the date of valuation:

Stock price	$0.70
Exercise price	$0.70
Risk free interest rate	1.98%
Expected term (years)	10.0
Expected volatility	173%
Expected dividends	0%

At December 31, 2014, the fair value of these 600,000 options totaling $417,664 was included in accrued expenses on our consolidated balance sheets. On January 9, 2015, the option grant date, we increased common stock and decreased accrued expenses by this amount to account for the issuance of the 600,000 options on that date.

The following table summarizes our stock options outstanding as of December 31, 2015:

	Year Ended December 31, 2015
	Number of Shares	Weighted Average Exercise Price
Stock options outstanding, beginning of period	—	$—
Issued	600,000	0.70
Exercised	—	—
Expired	—	—
Stock options outstanding, end of period	600,000	$0.70
Stock options exercisable, end of period	600,000	$0.70

The weighted-average remaining contractual life for stock options outstanding and exercisable at December 31, 2015, is 9.0 years. The aggregate intrinsic value of options outstanding and exercisable at December 31, 2015 is $0.

NOTE 15 – SHARE-BASED COMPENSATION

Share-based Compensation

We recognize share-based compensation expense in cost of revenues, sales and marketing expenses, R&D expenses and general and administrative expenses based on the fair value of common shares issued for services. In addition, we accrue share-based compensation expense for estimated share-based awards earned during the years ended December 31, 2015 and 2014, under our 2014 Equity Incentive Plan. Share-based compensation expense for the years ended December 31, 2015 and 2014 is as follows:

	Year Ended December 31,
	2015	2014
Share-based compensation expense – shares issued for services	$47,880	$83,600
Share-based compensation expense – amortization of shares issued for prepaid services	302,789	50,421
Share-based compensation expense – accrual of shares to be issued for services	67,500	—
Share-based compensation expense – accrual of estimated share-based awards to officers	612,512	417,664
	$1,030,681	$551,685

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 –COMMITMENTS AND CONTINGENCIES

Contractual Obligations and Commercial Commitments

On May 6, 2014, we entered into a consultancy agreement with two third party consultants that has a nine month term which can be renewed and/or extended by mutual agreement; currently, the renewal of the agreement is under negotiations. The agreement provides for a $50,000 payment at signing, which has been paid, and for three more $50,000 payments (a total of $200,000) and the issuance of 100,000 shares of our common stock upon the achievement of certain goals as set forth in appendix II of the agreement. During the years ended December 31, 2015 and 2014, we recognized $0 and $160,000 of expense applicable to this agreement and this amount is included in R&D expenses in our consolidated statements of operations. At December 31, 2015 and 2014, the project was approximately 80% complete and $110,000 is included in accrued expenses on our consolidated balance sheets. The value of the 100,000 shares will be recognized upon achievement of the goals. The project has been suspended and it is unknown when it will resume.

Legal Proceedings

We are involved in disputes and legal actions arising in the normal course of our business. There have been no material developments in legal proceedings in which we are involved during the year ended December 31, 2015.

NOTE 17 – INCOME TAXES

The Internal Revenue Code (“IRC”) allows net operating losses (“NOL's”) to be carried forward and applied against future profits for a period of twenty years. The change of ownership following our merger with MySkin may limit our ability to utilize these NOLs under the terms of IRC Section 381.

We did not provide any current or deferred federal income tax provision or benefit for any of the periods presented in our consolidated financial statements because we have experienced losses since our inception. When it is more likely than not, that a tax asset cannot be realized through future income, we must record an allowance against any potential future tax benefit. We provided a full valuation allowance against our net deferred tax assets, consisting of net operating loss carry forwards, because we determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carry forward periods.

We have not taken a tax position that, if challenged, would have a material effect on our consolidated financial statements for the years ended December 31, 2015 and 2014, as defined under ASC 740. We did not recognize any adjustment to our liability for uncertain tax positions and therefore did not record any adjustment to the beginning balance of our accumulated deficit on our consolidated balance sheets.

Our provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences for the periods presented are as follows:

	Years Ended December 31,
	2015		2014
Statutory U.S. federal tax rate	39%		39%
Effect of increase in valuation allowance	(39%	)	(39%	)
	—%		—%

Changes in our cumulative net deferred tax assets consist of the following:

	December 31,
	2015	2014
Net loss carry forward	$1,124,511	$962,662
Valuation allowance	(1,124,511)	(962,662)
	$—	$—

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of our income taxes computed at the statutory rate is as follows:

	Years Ended December 31,
	2015	2014
Tax benefit at statutory rate	$1,124,511	$962,662
Valuation allowance	(1,124,511)	(962,662)
	$—	$—

NOTE 18 –RELATED PARTY TRANSACTIONS

Affiliate Customer

During 2010, Messrs. Blackmon and Verzura have made loans to, or equity investments in, one of our customers and, effective June 30, 2015, Messrs. Blackmon and Verzura had completely divested themselves of those interests. As Messrs. Blackmon and Verzura may have had significant influence on management or operating polices of the customer until June 30, 2015; we have classified sales to this customer as revenues, affiliate, in our consolidated statements of operations and accounts receivable from this customer as due from related parties on our consolidated balance sheets.

Lone Mountain

During the year ended December 31, 2014, we made certain payments on behalf of Lone Mountain during the organizational phase of this venture and we classified these payments as due from related parties on our consolidated balance sheets. As further described in Note 6 above, during the first half of 2015, we expensed our $40,900 advance to Lone Mountain and included this amount in equity in net loss of unconsolidated affiliate in our consolidated statements of operations.

CRD

On April 20, 2015, we advanced CRD $5,000 and included this amount in due from related parties.

Blue River Inc.

In February 2015, Messrs. Blackmon, Verzura and Ruby formed Blue River Inc. (“Blue River”), a Colorado corporation in the cannabis industry that plans to manufacture and wholesale medicinal and recreational cannabis products including our Prana medicinals products. During the year ended December 31, 2015, we advanced Blue River $3,284 and included this amount in due from related parties.

Amounts due from related parties consist of:

	December 31,
	2015	2014
Affiliated customer	$—	$3,112
Lone Mountain	—	40,900
Blue River	3,284	—
CRD	5,000	—
Total due from related parties	$8,284	$44,012

NOTE 19 –DISCONTINUED OPERATIONS

On March 31, 2014, we sold all right, title and interest in the tangible and intangible assets, trademarks, customer lists, intellectual property and rights, which we owned and were related to the advanced skin care business. The assets were sold to MySkin Services, Inc. (“MTA”), a business partly owned by Ms. Stoppenhagen, our former President and director, in exchange for a $15,000 payable we owed to Ms. Stoppenhagen and/or MTA. In addition, MTA assumed all costs associated with these assets starting on March 31, 2014. See Note 1 for further detail on our change in operations.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following details our loss from discontinued operations:

	Years Ended December 31,
	2015	2014
Revenues	$—	$20,684

Operating expenses:
Selling, general and administrative	—	63,872
Depreciation	—	—
Loss on disposal of assets	—	15,704
Total operating expenses	—	79,576

Loss from discontinued operations, before income taxes	—	(58,892
Provision for income taxes	—	—

Loss from discontinued operations, net of income taxes	$—	$(58,892)

NOTE 20 – SUBSEQUENT EVENTS

On January 15, 2016, we awarded 1,050,000 stock options to each of Messrs. Blackmon and Verzura and 980,000 stock options to Mr. Ruby under our 2014 Stock Incentive Plan. The options were fully vested at the time of grant and gave the option holder the right to purchase shares of our common stock at $0.20 per share during the ten year term of the option.

We calculated the fair value of each option to be approximately $0.20 per option utilizing the Black Scholes option pricing model and the following assumptions on the date of valuation:

Stock price	$0.20
Exercise price	$0.20
Risk free interest rate	2.03%
Expected term (years)	10.0
Expected volatility	173%
Expected dividends	0%

On March 18, 2016, we entered into an agreement with Slainte whereby we released Slainte from any and all claims relating to the Slainte Note and Slainte waived default, amended the terms and extended the maturity date of the Slainte Note until December 17, 2016, and agreed to accept a warrant in lieu of interest due on the loan.

The warrant allows Slainte to purchase 416,667 shares of our common stock; plus that number of shares of our common stock equal in number to (i) the product of the then-applicable interest rate under the Slainte Note and the amount of principal outstanding on the Note, calculated on a daily basis and paid for actual days elapsed, during the period beginning on December 18, 2015, and ending on the date on which the Note is paid in full, divided by (ii) $0.18; plus that number of shares of our common stock equal in number to (i) the product of 0.02 and the sum of the amount of principal and interest outstanding on the Note on the first day of each calendar month, beginning with February 1, 2016, divided by (ii) $0.18.

The warrant is exercisable at a price of $0.18 per share, subject to adjustment in the event of stock splits, the sale of our shares of common stock at a price below $0.18 per share or the sale of equity securities with a conversion price of less than $0.18 per share.

The warrant can be exercised at any time during the five year period following the full repayment of the loan; the exercise price can be paid in cash or through a cashless exercise feature; and the warrant grants certain registration rights to Slainte applicable to all shares of our common stock owned or controlled by Slainte, including shares issued upon exercise of the warrant.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, Slainte granted us a put option, exercisable upon repayment of the loan prior to December 17, 2016, that requires Slainte to purchase from us, for $100,000, that number of shares of our common stock equal in number to (i) $100,000.00 divided by (ii) the product of 0.80% and the average price of our common stock for the 30 trading days immediately prior to the date the put option is exercised.

On March 24, 2016, an unrelated third party agreed to assume all of our obligations pursuant to the $175,000 note payable to WeedMD dated July 7, 2014, in consideration for the transfer by us of 1,100,000 shares of the common stock of WeedMD to the unrelated third party. WeedMD consented to the assumption of the loan and released us from any further liability with respect to the loan.

On March 30, 2016, we borrowed $81,978, from Slainte and used the proceeds to repay principal and accrued interest applicable to our $59,000 convertible promissory note dated October 6, 2015, to Vis Vires Group, Inc.

The loan, together with interest at 12% per year, is payable on December 30, 2016. We can prepay the loan at any time. If the loan is repaid on or before September 30, 2016, the principal amount which is being repaid will increase by 10%. If the loan is repaid after September 30, 2016, the principal amount which is being repaid will increase by 15%. The amount of the principal increase may be paid with shares of our common stock. The number of shares to be issued for such purpose will be determined by dividing the average closing price of our common stock (which in no case can be greater than $0.45) for the ten trading days preceding the prepayment date.

If the loan is not paid when due, then at any time on or before January 10, 2017, Slainte may convert the outstanding principal and interest on the loan into shares of our common stock. The number of shares to be issued on conversion will be determined by dividing the average closing price of our common stock (which in no case can be greater than $0.45) for the ten trading days preceding the conversion date by the outstanding principal and interest on the loan on the conversion date.

On April 6, 2016, we borrowed $75,000, from Slainte and used the proceeds to repay principal and accrued interest applicable to our $102,000 convertible promissory note dated October 12, 2015, to JSJ Investments Inc.

The loan, together with interest at 12% per year, is payable on December 30, 2016. We may prepay the loan at any time. If the loan is repaid on or before September 30, 2016 the principal amount which is being repaid will increase by 10%. If the loan is repaid after September 30, 2016 the principal amount which is being repaid will increase by 15%. The amount of the principal increase may be paid with shares of our common stock. The number of shares to be issued for such purpose will be determined by dividing the average closing price of our common stock (which in no case can be greater than $0.45) for the ten trading days preceding the prepayment date.

If the loan is not paid when due, then at any time on or before January 10, 2017, Slainte may convert the outstanding principal and interest on the loan into shares of our common stock. The number of shares to be issued on conversion will be determined by dividing the average closing price of our common stock (which in no case can be greater than $0.45) for the ten trading days preceding the conversion date by the outstanding principal and interest on the loan on the conversion date.

On April 6, 2016, we borrowed $25,000 from Ernest Blackmon and $25,000 from Tony Verzura and used the proceeds to repay principal and interest applicable used to our $102,000 convertible promissory note dated October 12, 2015, to JSJ Investments Inc.  The loans, together with interest at 12% per year, are payable on December 30, 2016. We may prepay the loans at any time. If the loans are repaid on or before September 30, 2016, the principal amount which is being repaid will increase by 10%. If the loans are repaid after September 30, 2016, the principal amount which is being repaid will increase by 15%.

In accordance with ASC 855-10 we have analyzed its operations subsequent to December 31, 2015, to the date these consolidated financial statements were issued, and has determined that, other that as disclosed above, we do not have any material subsequent events to disclose in these consolidated financial statements.

UNITED CANNABIS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$14,813	$118,420
Account receivable, net of collection reserve of $30,000 at September 30, 2016 and $4,340 December 31, 2015, respectively	28,054	53,435
Due from related parties	8,284	8,284
Prepaid expenses	—	56,341
Deferred financing costs, net	—	32,400
Total current assets	51,151	268,880
Intangible assets	32,273	32,273
Investments in non-marketable securities	15,125	205,275
Equity method investments	88,000	88,000
Total assets	$186,549	$594,428

LIABILITIES AND STOCKHOLERS’ (DEFICIT)
LIABILITIES
Current liabilities:
Accounts payable	$61,542	$104,238
Accrued expenses	362,446	928,533
Advances from and accrued amounts owed to officers and directors	81,830	—
Derivative liabilities	547,200	383,581
Current portion of deferred revenue	180,000	380,000
Notes payable	600,000	775,000
Convertible notes payable, net of a $0.0 and $272,793 debt discount, at September 30, 2016 and December 31, 2015, respectively	331,978	108,207
Total current liabilities	2,164,996	2,679,559
Deferred revenue, net of current portion	248,750	383,750
Total liabilities	2,413,746	3,063,309
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Preferred stock, no par value: 10,000,000 authorized; none issued and outstanding	—	—
Common stock, no par value, 100,000,000 shares authorized; 47,832,198 and 44,988,500 issued and outstanding at September 30, 2016 and December 31, 2015, respectively	4,244,085	3,039,448
Accumulated deficit	(6,471,282)	(5,508,329)
Total stockholders’ deficit	(2,227,197)	(2,468,881)
Total liabilities and stockholders’ deficit	$186,549	$594,428

See accompanying notes to the unaudited condensed consolidated financial statements.

UNITED CANNABIS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Revenues, non-affiliated	$264,964	$133,553	$707,660	$531,318
Revenues, affiliate	—	—	—	4,425
Total revenues	264,964	133,553	707,660	535,743
Cost of revenues:
Cost of revenues-non-affiliated	(68,813)	(22,652)	(252,550)	(129,670)
Cost of revenues- affiliated	—	(46,409)	—	(46,409
Total cost of revenues	(68,813)	(69,061)	(252,550)	(176,079)
Gross profit	196,151	64,492	455,110	359,664
Operating expenses
General and administrative	116,811	362,194	546,272	1,414,672
Income (loss) from operations	79,340	(297,702)	(91,162)	(1,055,008)
Other income and costs and expenses
Gain (loss) on derivative liabilities	(331,618)	—	(332,456)	—
Loss on early extinguishment of debt		—	(130,423)	—
Interest expense	(40,044)	(20,353)	(153,438)	(60,396)
Amortization of debt discount	—	—	(266,711)	—
Gain (loss) on conversion of convertible notes	(4,253)	—	11,237	—
Loss on settlement of disputed terms of warrant	—	—	—	(768,602)
Equity in net loss of unconsolidated Affiliate	—	—	—	(90,900)
Loss before provision for taxes	(296,575)	(318,055)	(962,953)	(1,974,906)
Provision for taxes	—	—	—	—
Net Income (Loss)	$(296,575)	$(318,055)	$(962,953)	$(1,974,906)

Basic loss per common share	$(0.006)	$(0.007)	$(0.021)	$(0.037)
Basic and fully diluted weighted average number of shares outstanding	47,056,060	44,925,837	45,519,746	44,729,886

See accompanying notes to the unaudited condensed consolidated financial statements.

UNITED CANNABIS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2016	2015

Cash flows from operating activities:
Net loss	$(962,953)	$(1,974,906)
Increase in accounts receivable	(279)	(27,715)
Increase in collection reserve	25,660	19,845
(Increase) decrease in prepaid expenses	56,341	(7,718)
Decrease in deferred financing costs	32,400	—
Increase in accounts payable and accrued expenses	72,634	310,148
Decrease in deferred revenue	(335,000)	—
Amortization of debt discount	266,711	—
Stock based compensation	118,160	642,109
Loss on revaluation of derivative liabilities	365,576	—
Loss on issue of warrants to cure default on note payable to Slainte Ventures	92,004	—
Loss on modification of note payable to Slainte Ventures	133,077	—
Gain on payoff of convertible note payable to JSJ Investments	(107,592)	—
Gain on payoff of convertible note payable to Vis Vires Group	(48,939)	—
Gain on conversion of convertible notes payable	(11,237)	—
Discount and fees on convertible note	15,500	—
Value of non-marketable securities recognized as revenue	—	(135,000)
Increase in advances from and accrued amounts owed to officers and directors	29,330	16,981
Increase in due from related parties	—	(7,543)
Loss on settlement of disputed warrants	—	768,602
Equity in net loss of unconsolidated subsidiary	—	90,900
Cash used in operations	(258,607)	(304,297)
Cash flow from investing activities:
Purchase of intangible assets	—	(14,385)
	—	(14,385)
Cash flow from financing activities:
Proceeds from convertible notes	316,478	—
Advances from officers and directors	52,500	—
Payoff convertible notes	(183,978)	—
Payments on notes payable	(30,000)	—
	155,000	—
Net Cash flows	(103,607)	(318,682)
Cash and cash equivalents, beginning of period	118,420	321,353
Cash and cash equivalents, end of period	$14,813	$2,671

See accompanying notes to the unaudited condensed consolidated financial statements

UNITED CANNABIS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015

Supplemental cash flow disclosures
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Supplemental disclosure of non-cash investing and financing activities
Issuance of stock options in exchange for accrued wages payable to officers and directors	$612,512	$—
Issuance of common stock upon conversion of Tangiers Investment Group convertible note	$473,965	$—
Reduction of convertible notes payable due to the conversion by Tangiers Investment Group	$220,000	$—
Decrease in non-marketable securities due to the exchange of 1,100,000 shares of common stock of WeedMD	$(190,150)	$—
Reduction of notes payable due to assumption of note payable to WeedMD by unrelated third party in exchange for the exchange of 1,100,000 shares of common stock of WeedMD	$175,000	$—
Reduction of discount on notes due to revaluation of derivatives	$—	$—
Accounts payable exchanged for note payable to a third party	$30,000	$—
Cancellation of warrant	$—	$(218 788)
Issuance of common stock in settlement of disputed terms of warrant	$—	$987,390
Issuance of common stock for services	$—	$214,215
Issuance of stock options	$—	$417 664

See accompanying notes to the unaudited condensed consolidated financial statements

UNITED CANNABIS CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

NOTE 1 –BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

Background and Current Operations

United Cannabis Corporation ("we", "our", "us", "UCANN", or “the Company”) a Colorado corporation, was originally formed as a California corporation under the name MySkin, Inc. on November 15, 2007. MySkin was engaged in the business of providing management services to a medical spa in Los Angeles, California which provided various advanced skin care services until March 31, 2014, when this business was sold to the prior President of the Company.

In early 2014 we decided to exit the medical spa management business and change our focus to providing products, services and intellectual property to the cannabis industry.

On March 26, 2014, we entered into a License Agreement with Earnest Blackmon, Tony Verzura and Chad Ruby pursuant to which Messrs. Blackmon, Verzura and Ruby licensed certain intellectual property to us in exchange for a total of 38,690,000 shares of our common stock.

In connection with this transaction:

•

Messrs. Blackmon, Verzura and Ruby licensed to us all of their knowledge and know-how relating to the design and buildout of cultivation facilities, growing/cultivation systems, seed-to-sale protocols and procedures, products, a genetic catalogue including over 150 different strains, an advanced (non-psychoactive) cannabinoid therapy program called "A.C.T. Now", security, regulatory compliance, and other methods and processes which relate to the cannabis industry.

•	The territory for this license is the entire world and the license runs in perpetuity. There are no royalty payments under the License Agreement.

•	Messrs. Blackmon, Verzura and Ruby were appointed to our board of directors effective April 7, 2014.

•	Mr. Blackmon was elected as our President, Mr. Ruby was elected as Chief Operating Officer and Mr. Verzura was elected as Vice President.

•	A total of 41,690,000 previously outstanding shares of common stock were cancelled resulting in a total of 43,620,000 shares of common stock outstanding on March 26, 2014.

UCANN was formed as a Colorado corporation on March 25, 2014, and on May 2, 2014, MySkin, Inc. merged into UCANN, a wholly-owned subsidiary of MySkin, Inc., for the purpose of changing domicile from California to Colorado and changing the corporation's name to United Cannabis Corporation.

On March 31, 2014, we sold all right, title and interest in the tangible and intangible assets, trademarks, customer lists, intellectual property and rights, which we owned and were related to our advanced skin care business since we entered into a new business and no longer had any use for these assets. The assets were sold to MySkin Services, Inc. (“MTA”), a business partly owned by Marichelle Stoppenhagen, our former officer and director, in exchange for the $15,000 payable which we owed to Ms. Stoppenhagen and/or MTA.  In addition, MTA assumed all costs associated with these assets starting on March 31, 2014.

Government Regulation - Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal laws.

UNITED CANNABIS CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

As of September 30, 2016, 23 states and the District of Columbia allow their citizens to use medical marijuana, and voters in the states of Colorado, Washington, Oregon, Alaska and the District of Columbia approved ballot measures to legalize cannabis for adult recreational use.  The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical and recreational marijuana. However, there is no guarantee that the current administration will not change its stated policy regarding the low-priority enforcement of federal laws, or that any future administration would not change this policy and decide to enforce the federal laws vigorously.  Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - We prepared these condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with GAAP for interim financial information in accordance with Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the three month and nine month periods ended September 31, 2016 and 2015 are not necessarily indicative of the results for the full year. While we believe that the disclosures presented herein are adequate and not misleading, these interim financial statements should be read in conjunction with the audited financial statements and the footnotes thereto contained in our annual report on Form 10-K for the year ended December 31, 2015.

Principles of Consolidation – Our condensed consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries UC Nevada L.L.C. and UC Colorado Corporation. All intercompany accounts and transactions have been eliminated.

Use of Estimates - The preparation of our condensed consolidated financial statements in conformity with GAAP requires us to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of our condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented.

We make our estimate of the ultimate outcome for these items based on historical trends and other information available when our condensed consolidated financial statements are prepared. We recognize changes in estimates in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available. We believe that our significant estimates, assumptions and judgments are reasonable, based upon information available at the time they were made. Our actual results could differ from these estimates, making it possible that a change in these estimates could occur in the near term.

Financial Instruments – We have adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825, Financial Instruments, which requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts of our short-term financial instruments, including accounts receivable, , accounts payable, accrued expenses and deferred revenue approximates fair value due to the relatively short period to maturity for these instruments. Investments in non-marketable equity securities are carried at cost. The carrying amount of our notes payable at September 30, 2016 and December 31, 2015, approximates their fair values based on our incremental borrowing rates.

Cash and Cash Equivalents - We consider investments with original maturities of 90 days or less to be cash equivalents. We did not have cash equivalents as of September 30, 2016 and December 31, 2015.

UNITED CANNABIS CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

Accounts Receivable – Our accounts receivable consists primarily of trade accounts arising in the normal course of business. No interest is charged on past due accounts. Accounts for which no payments have been received after 30 days are considered delinquent and customary collection efforts are initiated. Accounts receivable are carried at original invoice amount less a reserve made for doubtful accounts based on a review of all outstanding amounts on a monthly basis.

We determine our allowance for doubtful accounts by regularly evaluating individual customer receivables and considering the customer’s financial condition and credit history, and current economic conditions. Our allowance for doubtful accounts was $30,000 and $4,340 as of September 30, 2016 and December 31, 2015, respectively.

Intangible Assets – Our intangible assets, consisting of trademarks, design marks and provisional patent applications are recorded at cost, and once approved, will be amortized using the straight-line method over an estimated useful life of 10 to 20 years. We test for impairment of our intangible assets on an annual basis.

Investments in Non-Marketable Equity Securities – Our investments in non-marketable equity securities are carried at cost, less write-down-for-impairments, and are adjusted for impairment based on methodologies, and assessment of the impact of general private equity market conditions, and discounted projected future cash flows. Investments in non-marketable equity securities that expire in less than 12 months, for example stock options or warrants, are classified as current assets; otherwise, we classify investments in non-marketable equity securities as noncurrent assets.

Long-Lived Assets –In accordance with ASC 350, we regularly review the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. The carrying value and ultimate realization of these assets is dependent upon our estimates of future earnings and benefits that we expect to generate from their use. If our expectations of future results and cash flows are significantly diminished, intangible assets and other long-lived assets may be impaired and the resulting charge to operations may be material. When we determine that the carrying value of intangibles or other long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment, we use the projected undiscounted cash flow method to determine whether an impairment exists, and then measure the impairment using discounted cash flows.

Equity Method Investments – Our investments in entities representing ownership of at least 20% but less than 50%, where we exercise significant influence, are accounted for under the equity method.

Deferred Revenue - We defer revenue for which product or service has not yet been delivered or is subject to refund until such time that we and our customer jointly determine that the product or service has been delivered or no refund will be required.

Revenue Recognition - We recognize revenue in accordance with ASC 605, Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) is based on our management's judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts.

Revenue for services with a payment in form of stock, warrants or other financial assets is recognized when the services are performed. The value of revenue is measured using the Black-Scholes model for warrants.

Cost of Revenues - Our cost of revenues consists primarily of costs associated with the production and delivery of our products and services. These include expenses related to the production, packaging and labeling of our Prana medicinals products and consulting expense related to our advisory services.

Research and Development Expenses - Research and development (“R&D”) costs are charged to expense as incurred. Our R&D costs include, but are not limited to, consulting service fees and materials and supplies used in the development of our proprietary products and services.

General and Administrative Expenses - General and administrative expenses consist primarily of personnel-related costs, rent, corporate costs, fees for professional and consulting services, advertising costs, and other costs of administration such as marketing, human resources, finance and administrative roles.

UNITED CANNABIS CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

Stock-Based Compensation - We periodically issue shares of our common stock to non-employees in non-capital raising transactions for fees and services. We account for stock issued to non-employees in accordance with ASC 505, Equity, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete.

We account for stock option grants issued and vesting to employees based on ASC 718, Compensation – Stock Compensation, whereas the award is measured at its fair value at the date of grant and is amortized ratably over the vesting period. Accounting for stock-based compensation to employees requires the measurement and recognition of compensation expense for all share-based payment awards made to employees based on estimated fair values. We estimate the fair value of all stock option awards on the date of grant using the Black-Scholes-Merton pricing model, which is affected by our stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee option exercise behaviors, risk free interest rates and expected dividends. We also estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from our estimates.

Income Taxes - We follow the provisions of ASC 740, Income Taxes. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Commitments and Contingencies - Certain conditions may exist as of the date our condensed consolidated financial statements are issued, which may result in a loss but which will only be resolved when one or more future events occur or fail to occur.  We assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we evaluate the perceived merits of the legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our condensed consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Net Income Loss Per Share - We compute net loss per share in accordance with ASC 260, Earnings per Share. Under the provisions of ASC 260, basic net loss per share includes no dilution and is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive securities that are not anti-dilutive.

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share, because the effect of their inclusion would have been anti-dilutive.

	Nine Months Ended September 30,		Three Months Ended September 30,
	2016	2015	2016	2015
Warrants to purchase common stock	1,895,122	3,000,000	1,895,122	3,000,000
Stock options	3,680,000	600,000	3,680,000	600,000
Total potentially dilutive securities	5,575,122	3,600,000	5,575,122	3,600,000

UNITED CANNABIS CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

Other Comprehensive Income (Loss) – We report as other comprehensive income (loss) those revenues, gains and losses not included in the determination of net income.  During the three and nine months ended September 30, 2016 and 2015, we did not have any gains and losses resulting from activities or transactions that resulted in comprehensive income or loss.

Segment Reporting – UCANN operates as one segment.

Concentration of Credit Risk - Financial instruments that potentially subject us to credit risk consist of cash. Because of our perceived association with the marijuana industry, we are not always able to maintain our cash with high credit quality financial institutions; and at times, cash is held by our employees, under the terms of trust agreements, and as a result, these balances are not insured by the FDIC.

The following tables show significant concentrations in our revenues and accounts receivable for the periods indicated:

Percentage of Revenues:

	Nine Months Ended September 30,		Three Months Ended September 30,
	2016	2015	2016	2015
Customer A	88%	9%	80%	35%
Customer B	12%	25%	20%	34%
Customer C	—	19%	—	31%
Customer D	—	37%	—	0%

Percentage of Accounts Receivable:

	September 30, 2016	December 31, 2015
Customer A	57%	56%
Customer B	43%	41%
Customer C	—	1%

Recently Issued Accounting Pronouncements - From time to time, the FASB or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASCs are communicated through issuance of an Accounting Standards Update ("ASU"). Unless otherwise discussed, we believe that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on our condensed consolidated financial statements upon adoption.

In May 2014 the FASB issued guidance on revenue from contracts with customers, which implements a five step process of how an entity should recognize revenue in order to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective at the beginning of fiscal year 2017, and early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are currently evaluating the impact that the adoption will have on our condensed consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing reporting.

NOTE 3 – GOING CONCERN

Our condensed consolidated financial statements have been prepared on a going concern basis, which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. During the nine months ended September 30, 2016, we incurred losses of $962,953 and used cash of $258,607 in operating activities. At September 30, 2016, we had a working capital deficit of $2,132,349 and an accumulated deficit of $6,471,282.  Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and, or, obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. There is no assurance that these events will be satisfactorily completed.

UNITED CANNABIS CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

NOTE 4 – INVESTMENTS IN NON-MARKETABLE EQUITY SECURITIES

On June 9, 2014, we received 1,187,500 common shares; and 3,000,000 warrants, which expired unexercised, to purchase shares of common stock of WeedMD RX Inc. (“WMD”), a private Canadian company in the cannabis industry, in exchange for future consulting services and use of our intellectual property. The $593,750 cost assigned to the WMD shares was classified as investment in non-marketable equity securities and as a component of deferred revenue in the amount of $593,750 on our condensed consolidated balance sheets.

On March 24, 2016, an unrelated third party agreed to assume all of our obligations, including accrued and unpaid interest, pursuant to the terms of a $175,000 note payable we owed to WeedMD, in consideration for the transfer by us of 1,100,000 shares of the common stock of WMD to the unrelated third party. WMD consented to the assumption of the loan by the unrelated third party, and released us from any further liability with respect to the loan.  After the transfer of the 1,100,000 shares of common stock of WMD to the unrelated third party, we own 87,500 shares of common stock of WMD, and reduced our investment in none-marketable equity securities to $15, 125.

NOTE 5 – PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets consist of:

	September 30, 2016	December 31, 2015
Prepaid investor relations services	$—	$1,667
Prepaid licensing fees	—	35,000
Other prepaid services and fees	—	19,674
	$—	$56,341

NOTE 6 – INTANGIBLES

Our intangible assets are comprised of provisional patent applications and applications for a design mark and trademarks. Our intangible assets will be amortized on a straight-line basis over estimated useful lives of 20 years for patents and 10 years for design marks and trademarks once the applications are approved. Costs associated with applications that are not approved will be expensed in the period that the application is rejected or abandoned.

NOTE 7 – EQUITY METHOD INVESTMENTS

On August 15, 2014, we acquired a 50% interest in Cannabinoid Research & Development Company Limited (“CRD”), a Jamaican company, in exchange for 40,000 shares of our common stock valued at $88,000 based on the previous day’s closing price of our stock. We also committed to provide expertise on design-build, genetics, cultivation, production, processing, productizing, labeling, packaging, marketing, branding and distribution of products, as well as use of our intellectual property in the operations of CRD. As of September 30, 2016, CRD did not have any operations or operating activities. We accounted for this $88,000 as an equity method investment on our condensed consolidated balance sheets.

NOTE 8 – ACCRUED EXPENSES

Our accrued expenses consist of:

	September 30, 2016	December 31, 2015
Accrued consulting fees	$152,500	$110,000
Accrued wages and related expenses	—	$629,780
Accrued interest expense	142,446	$101,185
Accrued other expenses	67,500	$87,568
	$362,446	$928,533

UNITED CANNABIS CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

Included in accrued consulting fees at September 30, 2016 and December 31, 2015 is $110,000 that represent fees owed to consultants working on a research and development project that is approximately 80% complete.

NOTE 9 – FAIR VALUE MEASUREMENTS AND DERIVATIVE LIABILITIES

The following table provides the liabilities carried at fair value measured on a recurring basis as of September 30, 2016.

	Level 1	Level 2	Level 3	Total
Derivative liabilities - convertible notes	$—	$—	$—	$—
Derivative liabilities - warrants	—	547,200	—	547,200
Total	$—	$547,200	$—	$547,200

Convertible Notes Payable

We valued our derivative liabilities related to embedded conversion features applicable to our borrowings of $322,000 under our convertible notes payable with embedded derivative features (see Note 12 below) and accrued interest payable of $28,724 thereon in accordance with fair value measurement guidelines. For the nine months ended September 30, 2016, the following table reconciles the beginning and ending balances for our financial instruments that are carried at fair value measured on a recurring basis:

Derivative liabilities as of December 31. 2015	$383,581
Loss on revaluation of derivative liabilities during the period	370,805
Loss on modification and cure of default of note payable to Slainte Ventures	237,027
Effect of payoff of JSJ and Vis Vires convertible notes	(178,484)
Conversion of note payable to Tangiers Investment Group	(265,729)
Derivative liabilities as of September 30, 2016	$547,200

The estimated fair value of the derivative liabilities related to our convertible notes payable was measured as the aggregate estimated fair value of each component of the compound embedded derivative liabilities (see Note 12 below), based on Level 2 and Level 3 inputs, using a binomial  lattice pricing model. Changes in the fair value of the compound embedded derivative liability at each reporting date are included in gain/ (loss) on derivative liabilities in our consolidated statement of operations.

NOTE 10 – DEFERRED REVENUE

Our deferred revenue consists of:

	September 30, 2016	December 31, 2015
Deferred revenue - WeedMD	$428,750	$563,750
Deferred revenue - FoxBarry	—	200,000
	428,750	763,750
Less - current portion	(180,000)	(380,000)
Deferred revenue, net of current portion	$248,750	$383,750

UNITED CANNABIS CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

As described in Note 4 above, on June 9, 2014, we received 1,187,500 common shares and 3,000,000 warrants to purchase common shares of WMD in exchange for future consulting services and use of our intellectual property. We recorded the $893,750 fair value of these securities as deferred revenue, and we recognized $150,000 of this amount as revenue during the period July 1, 2014 through December 31, 2014, based upon our initial three year estimate of the service period involved. Based on consultations with WMD, we expect to deliver the remaining consulting services and use of our intellectual property to WMD on a relatively consistent monthly basis during the four year period January 1, 2015 through December 31, 2018. Accordingly, we are now recognizing $15,000 of deferred revenue per month, and thus, during the three and nine month periods September 30 2016 and 2015, we recognized a total of $45,000 and $135,000 of revenue applicable to this arrangement, respectively. At September 30, 2016, we expect to recognize $180,000 of the remaining $428,751 WMD deferred revenue during the next twelve months and accordingly, we have classified the $180,000 as a current liability on our condensed consolidated balance sheets.

On December 28, 2014, we entered into a royalty and consulting services agreement with FoxBarry Farms, LLC (“FoxBarry”) whereby we received a $200,000 prepaid royalty payment from FoxBarry, which we classified on our balance sheet as deferred revenue. Over the past twelve months, in spite of repeated efforts by our management, we have not been able to communicate with, or locate the principals of FoxBarry; and further, our research indicates that FoxBarry has ceased doing business, and is no longer an operating entity. When we entered into the transaction with FoxBarry, it was our policy to recognize the related deferred royalty revenue, based on actual applicable sales as defined in the agreement.  However, since FoxBarry appears to no longer be in existence, and all of our conditions pursuant to the agreement have been satisfied, we elected to recognize $200,000 of deferred during the three and nine months ended September 30, 2016. For the three and nine months ended September 2015, we did not recognize any deferred revenue related to this agreement.

NOTE 11 – NOTES PAYABLE

Our notes payable consisted of the following:

	September 30, 2016	December 31, 2015
Note payable - WeedMD	$—	$175,000
Note payable - Slainte Ventures, LLC	600,000	600,000
Total notes payable	$600,000	$775,000

On July 7, 2014, we issued a $175,000, unsecured demand promissory note bearing interest at 5% to WeedMD for cash used in our business development activities. As discussed in Note 4 above, on March 24, 2016, an unrelated third party agreed to assume all of our obligations pursuant to the $175,000 note payable to WeedMD, in consideration for the transfer by us of 1,100,000 shares of the common stock of WeedMD to the unrelated third party. WeedMD consented to the assumption of the loan and released us from any further liability with respect to the loan.

On December 18, 2014, we issued a $600,000 unsecured promissory note bearing interest at 12% to an unrelated third party, Slainte Ventures, LLC. The principal and accrued interest are due on the earlier of December 17, 2015, or  upon the closing of certain capital raising transactions as described in the note. The default rate of interest under the note is 18%.

UNITED CANNABIS CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

On March 16, 2016, we entered into an agreement with Slainte whereby Slainte waived default, amended the terms and extended the maturity date of the Slainte Note until December 17, 2016, and agreed to accept a warrant in lieu of interest due on the loan. The warrant allows Slainte to purchase 416,667 shares of our common stock; plus that number of shares of our common stock equal in number to (i) the product of the then-applicable interest rate under the Slainte Note and the amount of principal outstanding on the Note, calculated on a daily basis and paid for actual days elapsed, during the period beginning on December 18, 2015, and ending on the date on which the Note is paid in full, divided by (ii) $0.18; plus that number of shares of our common stock equal in number to (i) the product of 0.02 and the sum of the amount of principal and interest outstanding on the Note on the first day of each calendar month, beginning with February 1, 2016, divided by (ii) $0.18. The warrant is exercisable at a price of $0.18 per share, subject to adjustment in the event of stock splits, the sale of our shares of common stock at a price below $0.18 per share or the sale of equity securities with a conversion price of less than $0.18 per share. The warrant can be exercised at any time during the five year period following the full repayment of the loan; the exercise price can be paid in cash or through a cashless exercise feature; and the warrant grants certain registration rights to Slainte applicable to all shares of our common stock owned or controlled by Slainte, including shares issued upon exercise of the warrant. In addition, Slainte granted us a put option, exercisable upon repayment of the loan prior to December 17, 2016, that requires Slainte to purchase from us, for $100,000, that number of shares of our common stock equal in number to (i) $100,000 divided by (ii) the product of 80% and the average price of our common stock for the 30 trading days immediately prior to the date the put option is exercised.

These warrants are accounted for as a liability under ASC 815. The Company assesses the fair value of the warrants quarterly based on the Black-Scholes pricing model. See below for variables used in assessing the fair value.

	September 30, 2016	December 31, 2015
Expected life (years)	5.0	4.96
Risk-free interest rate	1.41%	1.21%
Expected volatility	226%	227%

In connection with these warrants, the Company recognized a loss on the change in fair value of warrant liability of $310,173 during the nine months ended September 30, 2016.

Expected volatility is based primarily on historical volatility. Historical volatility was computed using weekly pricing observations for recent periods that correspond to the expected life of the warrants. The Company believes this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants. The Company currently has no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on U.S. Treasury securities rates.

Due to the fair value of the warrants issued in connection with the amended note agreement, the modification was considered substantial (i.e. greater than 10% of the carrying value of the debt). As a result, an extinguishment of debt was deemed to have occurred, resulting in the recognition of an extinguishment loss of $133,077.

UNITED CANNABIS CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

NOTE 12 – CONVERTIBLE NOTES PAYABLE

During the year ended 2015, we issued three convertible promissory notes to unaffiliated third parties. The net proceeds from these transactions were used for general working capital purposes. During the nine months ended September 30, 2016 we issued four convertible promissory notes, the net proceeds from which were used to pay the principal and accrued interest of two of the convertible notes issued during the year ended December 31, 2015. The difference between the face amount of the convertible notes and the net proceeds was recorded as deferred financing costs on our consolidated balance sheets, if such difference was the result of payments related to debt issuance costs. Any deferred financing costs are amortized on a straight-line basis, which approximates the effective interest rate method, during the first 180 days that the convertible notes are outstanding, and this amortization is included in interest expense in our consolidated statements of operations.

The following table summarizes our convertible promissory notes as of September 30, 2016:

Issue Date	Issued To	Security	Maturity Date	Interest Rate	Base Conversion Rate	Principal Balance
3/30/2016	Slainte Ventures	Unsecured	12/30/16	12%	N/A	$81,978
4/06/16	Slainte Ventures	Unsecured	12/30/16	12%	N/A	75,000
7/5/2016	Slainte Ventures	Unsecured	12/30/16	12%	N/A	50,000
8/10/16	JSJ Investments	Unsecured	5/10/17	12%	$0.20 per share during first 180 days; 45% discount thereafter	125,000
						$331,978

The convertible notes, including accrued interest payable, may be converted into shares of our common stock at the Conversion Price, in whole, or in part, at various times, after the date of issuance, at the option of the holder (the “Conversion Feature”), as defined by the terms of the convertible note.

The Conversion Price is equal the Base Conversion Rate specified in the table above multiplied by the Variable Conversion Rate (“VCR”), which is equal to the lowest trading price or closing bid price of our common stock during the ten trading day period prior to the date of conversion, divided by the closing price of our common stock on the day of conversion.

If these conversion rates results in a beneficial conversion feature (“BCF”), the BCF is recorded as an unamortized convertible debt discount, which is required to be valued and amortized to interest expense over the term of the Note. We amortize our convertible debt discount on a straight-line basis, which approximates the effective interest rate method, and this amortization is included in amortization of debt discount in our consolidated statements of operations. If a convertible note is repaid, any remaining unamortized deferred financing costs and unamortized debt discount are expensed on the date of repayment.

If a convertible notes is convertible into an unlimited number of unregistered, restricted common shares, it is classified as having and unlimited shares feature (“Unlimited Shares Feature”). The difference between the closing price of our common stock and the VCR is referred to as the Variable Conversion Rate Differential (“VCRD”). If, both the Unlimited Shares Feature and the VCRD meet the definition of an embedded derivative, then together they create a compound embedded derivative liability or, hereafter, simply a “derivative liability.”

In accordance with U.S. GAAP, our derivative liabilities are recorded at fair value on the date of issuance and subsequently remeasured to fair value each reporting period with any change in fair value being recognized as gain (loss) on derivative liabilities in our consolidated statement of operations.

UNITED CANNABIS CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

Similarly, accrued interest payable applicable to the convertible notes is convertible into shares of our common stock, without limit, at the same Conversion Price. The fair value of the derivative liabilities applicable to accrued interest payable is measured and recognized at each reporting date as derivative liabilities with a corresponding charge to interest expense.  As noted above, all derivative liabilities are re-measured in subsequent reporting periods with any change in fair value being included in gain (loss) on derivative liabilities.

At September 30, 2016, we have reserved 10.2 million shares of our authorized but unissued common stock for potential conversion of the convertible notes.

Slainte Convertible Notes

On March 30, 2016, we borrowed $81,978, from Slainte Ventures and used the proceeds to repay principal and accrued interest applicable to our $59,000 convertible promissory note dated October 6, 2015, to Vis Vires Group, Inc. The loan, together with interest at 12% per year, is payable on December 30, 2016. We can prepay the loan at any time. If the loan is repaid on or before September 30, 2016, the principal amount which is being repaid will increase by 10%. If the loan is repaid after September 30, 2016, the principal amount which is being repaid will increase by 15%. The amount of the principal increase may be paid with shares of our common stock. The number of shares to be issued for such purpose will be determined by dividing the average closing price of our common stock (which in no case can be greater than $0.45) for the ten trading days preceding the prepayment date. If the loan is not paid when due, then at any time on or before January 10, 2017, Slainte may convert the outstanding principal and interest on the loan into shares of our common stock. The number of shares to be issued on conversion will be determined by dividing the average closing price of our common stock (which in no case can be greater than $0.45) for the ten trading days preceding the conversion date by the outstanding principal and interest on the loan on the conversion date.

On April 6, 2016, we borrowed $75,000 from Slainte Ventures and used the proceeds, along with $52,500 of advances to the Company by officers and directors of the Company, to repay principal and accrued interest applicable to our $102,000 convertible promissory note, dated October 12, 2015, to JSJ Investments, Inc. The loan, together with interest at 12% per year, is payable on December 30, 2016. We can prepay the loan at any time. If the loan is repaid on or before September 30, 2016, the principal amount which is being repaid will increase by 10%. If the loan is repaid after September 30, 2016, the principal amount which is being repaid will increase by 15%. The amount of the principal increase may be paid with shares of our common stock. The number of shares to be issued for such purpose will be determined by dividing the average closing price of our common stock (which in no case can be greater than $0.45) for the ten trading days preceding the prepayment date. If the loan is not paid when due, then at any time on or before January 10, 2017, Slainte may convert the outstanding principal and interest on the loan into shares of our common stock. The number of shares to be issued on conversion will be determined by dividing the average closing price of our common stock (which in no case can be greater than $0.45) for the ten trading days preceding the conversion date by the outstanding principal and interest on the loan on the conversion date.

On July 5, 2016, we borrowed $50,000 from Slainte Ventures and used the proceeds for working capital purposes. The loan, together with interest at 12% per year, is payable on December 30, 2016. We can prepay the loan at any time. If the loan is repaid on or before September 30, 2016, the principal amount which is being repaid will increase by 10%. If the loan is repaid after September 30, 2016, the principal amount which is being repaid will increase by 15%. The amount of the principal increase may be paid with shares of our common stock. The number of shares to be issued for such purpose will be determined by dividing the average closing price of our common stock (which in no case can be greater than $0.45) for the ten trading days preceding the prepayment date. If the loan is not paid when due, then at any time on or before January 10, 2017, Slainte may convert the outstanding principal and interest on the loan into shares of our common stock. The number of shares to be issued on conversion will be determined by dividing the average closing price of our common stock (which in no case can be greater than $0.45) for the ten trading days preceding the conversion date by the outstanding principal and interest on the loan on the conversion date.

UNITED CANNABIS CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

JSJ Convertible Note

On August 10, 2016, we borrowed $125,000 from JSJ Investments and used the proceeds for working capital purposes. The loan, together with interest at 12% per year, is payable on May 10, 2017. We can prepay the loan at any time. If the loan is repaid on or before October 16, the principal amount which is being repaid will increase by 25%. If the loan is repaid on or before October 16, 2016 through February 12, 2016, the principal amount which is being repaid will increase by 30%. Thereafter, the note may be repaid only upon written consent from JSJ, and the principal amount that is being repaid will increase by 30%. At any time after the date of the note, JSJ is entitled to convert all of the outstanding and unpaid principal in to shares of our common stock. Until February 12, 2017, the conversion price is $0.20 per share, and thereafter, the conversion price will be at a 45% discount to the lowest closing price of our common stock for the ten trading days preceding the conversion date. JSJ may not make any conversions that would result in the note holder holding more than 4.99% of our issued and outstanding common stock at any one time.

NOTE 13 – STOCKHOLDERS’ DEFICIT

Stock Options

On January 9, 2015, we awarded 200,000 stock options to each of Messrs. Blackmon, Verzura and Ruby under our 2014 Stock Incentive Plan. The options were fully vested at the time of grant and give the option holder the right to purchase shares of our common stock at $0.70 per share during the ten year term of the option.

We calculated the fair value of each option to be approximately $0.70 per option utilizing the Black Scholes option pricing model and the following assumptions on the date of valuation:

Stock price	$0.70
Exercise price	$0.70
Risk free interest rate	1.98%
Expected term (years)	10.0
Expected volatility	173%
Expected dividends	0%

At December 31, 2015, the fair value of these 600,000 options totaling $417,664 was included in accrued expenses on our condensed consolidated balance sheets and on January 9, 2015, the option grant date, we increased common stock and decreased accrued expenses by this amount to account for the issuance of these options on that date.

On January 12, 2016, we awarded 1,050,000 stock options to each of Messrs. Blackmon, Verzura and 980,000 stock potions to Mr. Ruby under our 2014 Stock Incentive Plan. The options were fully vested at the time of grant and give the option holder the right to purchase shares of our common stock at $0.20 per share during the ten year term of the option.

We calculated the fair value of each option to be approximately $0.20 per option utilizing the Black Scholes option pricing model and the following assumptions on the date of valuation:

Stock price	$0.20
Exercise price	$0.20
Risk free interest rate	1.98%
Expected term (years)	10.0
Expected volatility	173%
Expected dividends	0%

At December 31, 2015, the fair value of 3,080,000 options totaling $612,512, was included in accrued expenses on our condensed consolidated balance sheets, and on January 15, 2016, the option grant date, we increased common stock and decreased accrued expenses by this amount to account for the issuance of these options on that date.

UNITED CANNABIS CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

The following table summarizes our stock options outstanding, as of September 30, 2016:

	Nine Months Ended September 30, 2016
	Number of Shares	Weighted Average Remaining Life (years)	Weighted Average Exercise Price
Stock options outstanding, beginning of period	3,680,000	9.1	$0.26
Issued	—	—	—
Exercised	—	—	—
Expired	—	—	—
Stock options outstanding, end of period	3,680,000	9.1	$0.26
Stock options exercisable, September 30, 2016	3,680,000	9.1	$0.26

Common Stock Issued In Exchange For Outstanding Warrant

On February 10, 2015, we issued 621,000 shares of our common stock valued at $987,390 based on the previous day’s closing price, to Typenex Co-Investment, LLC ("Typenex") in exchange for the return of Warrant #1 to Purchase Shares of Common Stock (the “Warrant”) that we issued to Typenex on August 13, 2014, as part of a financing arrangement. We calculated the fair value of the Warrant to be $218,788, or approximately $1.29 per underlying share, utilizing the Black Scholes option pricing model and the following assumptions on the date of valuation:

Stock price	$1.59
Exercise price	$3.00
Risk free interest rate	1.05%
Expected term (years)	2.6
Expected volatility	183%
Expected dividends	0%

The Warrant gave Typenex the right to purchase 170,044 shares of our common stock on the issuance date and provided for adjustments to the number of shares underlying the Warrant upon occurrence of certain events including subsequent sales of our common stock. Our repurchase of the Warrant resulted in Typenex forgoing its potential right to receive shares in excess of the original 170,044 shares underlying the Warrant on the original issuance date. On February 10, 2015, we recorded the $768,602 fair value of the common shares issued in excess of the $218,788 fair value of the Warrant reacquired as a loss on settlement of disputed terms of warrant in our condensed consolidated statements of operations and as an increase in common stock on our condensed consolidated balance sheets.

Warrants:

The following table summarizes our share warrants outstanding as of September 30, 2016 and December 31, 2015:

	Nine Months Ended September 30, 2016
	Number of Shares	Weighted Average Remaining Life (years)	Weighted Average Exercise Price
Warrants outstanding, December 31, 2015	3,000,000	1.00	$12.00
Issued	956,836	4.53	0.18
Shares issuable at the election of the noteholder in lieu of the payment of interest under the terms of the amended Slainte note	938,287
Exercised	—	—	—
Expired	(3,000,000)	—	—
Warrants outstanding, end of period	1,895,122	4.53	$0.18
Warrants exercisable, September 30, 2016	1,895,122	4.53	$0.18

UNITED CANNABIS CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

NOTE 14 – SHARE-BASED COMPENSATION

Share-based Compensation

We recognize share-based compensation expense in cost of revenues and general and administrative expense based on the fair value of common shares issued for services. Share-based compensation expense for the nine months ended September 30, 2016 and 2015 is, as follows:

	Nine Months Ended September 30,
	2016	2015
Share-based compensation expense – consulting services	$118,160	$47,880
Share-based compensation expense – amortization of shares issued for prepaid services	—	279,229
Share-based compensation expense – accrual of estimated share-based awards	—	315,000
	$118,160	$642,109

NOTE 15 –COMMITMENTS AND CONTINGENCIES

Contractual Obligations and Commercial Commitments

On February 20, 2016, we entered into a consulting agreement with a third party that has a twelve month term, and which can be extended by mutual agreement. The agreement provides for the issuance of a five (5) year warrant to the consultant, upon the execution of the agreement, to purchase 250,000 shares of our common stock at a price of $0.18 per share, plus the payment of $7,500 on the first day of each month, beginning March 1, 2016, coupled with the monthly issuance of five (5) year warrants to purchase our common stock in an amount of shares determined by dividing $7,500 by $0.18 per share. These warrants are exercisable at a price of $0.18 per share. During the nine months ended September 30, 2016, we recognized $118,160 of stock based compensation expense applicable to this consulting agreement.

On May 6, 2014, we entered into a consulting agreement with two third party consultants that has a nine month term, which can be renewed and/or extended by mutual agreement. Currently, the renewal of the agreement is under negotiation. The agreement provides for a $50,000 payment to the consultants at signing, which has been paid, and for three more $50,000 payments (a total of $200,000) and the issuance of 100,000 shares of our common stock upon the achievement of certain goals as set forth in appendix II of the agreement. During the three and nine months ended September 30, 2016 and 2015, we recognized no expenses applicable to this agreement At September 30, 2016 and December 31, 2015 the project was approximately 80% complete and $110,000 is included in accrued expenses on our consolidated balance sheets. The value of the 100,000 shares will be recognized upon achievement of the goals. The project has been suspended and it is unknown when it will resume.

Legal Proceedings

We were not subject to any legal proceedings during the nine months ended September 30, 2016, and, to the best of our knowledge, no legal proceedings are pending or threatened.

NOTE 16 – SUBSEQUENT EVENTS

In accordance with ASC 855-10 we have analyzed our operations subsequent to September 30, 2016, to the date these condensed consolidated financial statements were issued, and have determined that we do not have any material subsequent events to disclose in these condensed financial statements.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by United Cannabis Corporation.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

PART II

Information Not Required in Prospectus

Item 13.

Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable by the Company in connection with this registration statement.

SEC Filing Fee	$1,160
Blue Sky Fees and Expenses	1,000
Legal Fes and Expenses	25,000
Accounting Fees and Expenses	5,000
Miscellaneous Expenses	2,840
TOTAL	$35,000

All expenses other than the SEC filing fee are estimated.

Item 14.

Indemnification of Officers and Directors

The Colorado Business Corporation Act provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company’s best interest.

Item 15.

Recent Sales of Unregistered Securities.

On February 27, 2014 we sold Paul Enright, our former President, 40,000,000 shares of our common stock for $50,000.

On March 21, 2014 we declared a stock dividend of three shares of common stock for each share of common stock outstanding as of March 19, 2014.

On March 26, 2014 we cancelled 41,690,000 previously outstanding shares of our common stock and collectively issued 38,690,000 shares of common stock to Earnest Blackmon, Chad Ruby and Tony Verzura in consideration for a license to use intellectual property.

On August 25, 2014 we issued 40,000 shares of common stock, valued at $88,000, as consideration for a 50% ownership interest in Cannibinoid Research and Development Company Limited.

Common Stock Sold for Cash

On March 26, 2014, we sold 600,000 Units for $900,000 to 45 accredited investors. Each Unit consisted of one share of our common stock, two A Warrants and three B Warrants. Each A Warrant entitled the holder to purchase one share of our common stock at a price of $7.50 per share during the two year period commencing April 1, 2014.  Each B Warrant entitles the holder to purchase one share of our common stock at a price of $15.00 per share during the three year period commencing April 1, 2014.

Common Stock Issued For Warrant Outstanding

On February 10, 2015 we issued 621,000 shares of our common stock, valued at $987,390, to Typenex Co-Investment, LLC in exchange for the return of a warrant we issued to Typenex on August 13, 2014.

Common Stock Issued For Services

During the past three years we issued 1,454,549 shares of our common stock to sixteen persons for services, valued at approximately $816,000, provided to us.

Item 16.

Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit	Description
2	Plan of Merger dated April 10, 2014 (1)
3.1	Articles of Incorporation (2)
3.2	Bylaws (3)
4	Warrant issued to Sláinte Ventures, LLC (12)
5	Opinion of Counsel
10.1	License Agreement with Earnest Blackmon, Tony Verzura and Chad Ruby dated March 26, 2014 (4)
10.2	Asset Assignment and Purchase Agreement dated March 31, 2014 (5)
10.3	(Reserved)
10.4	Assignment of Debt Agreement, dated March 24, 2016, by and between Buckingham Group Limited, WeedMD Rx Inc. and United Cannabis Corporation (6)
10.5	Promissory Note, dated April 6, 2016, payable to Earnest Blackmon (7)
10.6	Promissory Note, dated April 6, 2016, payable to Tony Verzura (8)
10.7	Agreement with Cannibinoid Research and Development Company Limited
10.8	Agreement with WeedMD RX, Inc.
10.9	Agreement with Harborside Health Center
10.10	Agreements with Blue River, Inc.
10.11	Agreement with Cherubim Interests, Inc.
10.12	Investment Agreements with Tangiers Global, LLC
16.1	Letter from Cutler & Co. LLC addressed to SEC, dated November 13, 2015 (9)
16.2	Letter from Pritchett, Siler & Hardy, P.C. addressed to SEC, dated April 25, 2016 (10)
21	Subsidiaries (11)
23.1	Consent of Attorneys
23.2	Consent of Accountants

———————

(1)

Incorporated by reference to Appendix A of the Registrant’s Definitive Schedule 14C dated April 11, 2014, filed on April 11, 2014.

(2)

Incorporated by reference to Exhibit 3.4 to the Registrant’s 10-K report filed on April 15, 2015.

(3)

Incorporated by reference to Exhibit 3.5 to the Registrant’s Form 10-K filed on April 15, 2015.

(4)

Incorporated by reference to Exhibit 10 to the Registrant’s Form 8-K filed on March 28, 2014.

(5)

Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on April 3, 2014.

(6)

Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K/A filed on April 5, 2016.

(7)

Incorporated by reference to Exhibit 10.7 to the Registrant’s Form 8-K filed on April 13, 2016.

(8)

Incorporated by reference to Exhibit 10.8 to the Registrant’s Form 8-K filed on April 13, 2016.

(9)

Incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K filed on November 16, 2015.

(10)

Incorporated by reference to Exhibit 16 to the Registrant’s Form 8-K filed on April 25, 2016.

(11)

Incorporated by reference to Exhibit 21.1 filed with the Registrant’s 10-K report for the year ended December 31, 2014.

(12)

Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on March 24, 2016.

Item 17.

Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section l0 (a)(3) of the Securities Act:

(ii)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

 The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Denver, Colorado on the 21st day of February, 2017.

UNITED CANNABIS CORPORATION

By:	/s/ Earnest Blackmon
Earnest Blackmon, Principal Executive,
Financial and Accounting Officer

In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Earnest Blackmon
Earnest Blackmon	Principal Executive, Financial and Accounting Officer and Director	February 21, 2017

/s/ Chadwick Ruby
Chadwick Ruby	Director	February 21, 2017

/s/ Tony Verzura
Tony Verzura	Director	February 21, 2017